EXHIBIT 4.42

Dated _18__ April 2024

Up to US$22,000,000

TERM LOAN FACILITY

LEONIDAS SHIPPING LTD

as Borrower

EUROSEAS LTD

as Guarantor

FIRST-CITIZENS BANK & TRUST COMPANY

as Facility Agent

and

FIRST-CITIZENS BANK & TRUST COMPANY

as Security Agent

FACILITY AGREEMENT

relating to
the financing of part of the acquisition cost of hull no. 4237 (tbn "LEONIDAS Z")

Index

Clause		Page

Section 1 Interpretation		3
1	Definitions and Interpretation	3
Section 2 The Facility		29
2	The Facility	29
3	Purpose	29
4	Conditions of Utilisation	30
Section 3 Utilisation		31
5	Utilisation	31
Section 4 Repayment, Prepayment and Cancellation		33
6	Repayment	33
7	Prepayment and Cancellation	34
Section 5 Costs of Utilisation		37
8	Interest	37
9	Interest Periods	38
10	Changes to the Calculation of Interest	39
11	Fees	40
Section 6 Additional Payment Obligations		42
12	Tax Gross Up and Indemnities	42
13	Increased Costs	47
14	Other Indemnities	48
15	Mitigation by the Finance Parties	51
16	Costs and Expenses	52
Section 7 Guarantee		53
17	Guarantee and Indemnity	53
Section 8 Representations, Undertakings and Events of Default		57
18	Representations	57
19	Information Undertakings	64
20	Financial Covenants	68
21	General Undertakings	70
22	Insurance Undertakings	78
23	Ship Undertakings	83
24	Security Cover	90
25	Accounts and Application of Earnings	92
26	Events of Default	93
Section 9 Changes to Parties		99
27	Changes to the Lenders	99

28	Changes to the Transaction Obligors	104
Section 10 The Finance Parties		106
29	The Facility Agent	106
30	The Security Agent	117
31	Conduct of Business by the Finance Parties	131
32	Sharing among the Finance Parties	132
Section 11 Administration		134
33	Payment Mechanics	134
34	Set-Off	137
35	Bail-In	137
36	Notices	138
37	Calculations and Certificates	140
38	Partial Invalidity	140
39	Settlement or Discharge Conditional	140
40	Remedies and Waivers	140
41	Entire Agreement	141
42	Irrevocable Payment	141
43	Amendments and Waivers	141
44	Confidential Information	147
45	Counterparts	151
Section 12 Governing Law and Enforcement		152
46	Governing Law	152
47	Enforcement	152
48	Patriot Act Notice	152

Schedules

Schedule 1 The Parties		154
Part A The Obligors		154
Part B The Original Lenders		155
Part C The Servicing Parties		156
Schedule 2 Conditions Precedent		157
Part A Conditions Precedent to Utilisation Request		157
Part B Conditions Precedent to Utilisation		160
Part C Conditions Subsequent to Utilisation		162
Schedule 3 Requests		163
Part A Utilisation Request		163
Part B Selection Notice		165
Schedule 4 Form of Transfer Certificate		166
Schedule 5 Form of Assignment Agreement		168
Schedule 6 Form of Compliance Certificate		171
Schedule 7 Timetables		172

Execution

Execution Pages	173

THIS AGREEMENT is made on __18__ April 2024

PARTIES

(1)

LEONIDAS SHIPPING LTD, a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, MH96960, Majuro, Marshall Islands as borrower (the "Borrower")

(2)

EUROSEAS LTD, a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, MH96960, Majuro, Marshall Islands and whose common shares are currently listed on the "Nasdaq Capital Market" under the trading symbol "ESEA" as guarantor (the "Guarantor")

(3)	THE FINANCIAL INSTITUTIONS listed in Part C of Schedule 1 (The Parties) as lenders (the "Original Lenders")

(4)	FIRST-CITIZENS BANK & TRUST COMPANY as agent of the other Finance Parties (the "Facility Agent")

(5)	FIRST-CITIZENS BANK & TRUST COMPANY as security agent for the Secured Parties (the "Security Agent")

BACKGROUND

The Lenders have agreed to make available to the Borrower a facility of up to the lesser of (i) $22,000,000 and (ii) 55 per cent. of the Initial Market Value of the Ship for the purpose of financing part of the Contract Price of the Ship.

OPERATIVE PROVISIONS

SECTION 1

INTERPRETATION

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Account Bank" means First-Citizens Bank & Trust Company, acting through its office at 75 N. Fair Oaks Ave., Pasadena, California 91103, United States of America or any replacement bank or other financial institution as may be approved by the Facility Agent acting with the authorisation of the Majority Lenders.

"Accounts" means the Earnings Account and the Cash Reserve Account.

"Account Security" means a document creating Security over any Account in agreed form.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Approved Brokers" means any firm or firms of insurance brokers approved in writing by the Facility Agent, acting with the authorisation of the Majority Lenders.

"Approved Classification" means the Approved Classification Society or the equivalent classification with another Approved Classification Society.

"Approved Classification Society" means any classification society which is a member of the International Association of Classification Societies and which is approved in writing by the Facility Agent acting with the authorisation of the Majority Lenders.

"Approved Flag" means the flag of the Republic of Marshall Islands or such other flag and, if applicable, port of registry approved in writing by the Facility Agent acting with the authorisation of the Majority Lenders and a reference to "the Approved Flag" shall be a reference to the flag and, if applicable port of registry, under which the Ship is then flagged with the agreement of the Facility Agent acting with the authorisation of the Majority Lenders.

"Approved Manager" means Eurobulk Ltd a corporation incorporated in the Republic of Liberia, whose registered office is at 80 Broad street, Monrovia, Liberia and having a place of business at 4 Messogiou & Evropis Street, Maroussi, 151 -24, Greece, or any other person approved in writing by the Facility Agent acting with the authorisation of the Majority Lenders as the commercial and technical manager of the Ship.

"Approved Valuer" means Howe Robinson, Clarksons, Braemar, Compass and Barry Rogliano Salles (BRS) (or any Affiliate of such person through which valuations are commonly issued) and any other firm or firms of independent sale and purchase shipbrokers approved in writing by the Facility Agent, acting with the authorisation of the Majority Lenders, and by the Borrower.

"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"Assignable Charter" means any Charter of a duration (or capable of having or exceeding a duration) of 11 months or longer (including any extension or option of extension) entered or to be entered into between the Borrower (as owner) and the Charterer (as charterer).

"Assignment Agreement" means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, legalisation or registration.

"Availability Period" means the period from and including the date of this Agreement to and including 15 June 2024 or such later date as may be agreed by the Borrower and the Facility Agent.

"Available Commitment" means a Lender's Commitment minus:

(a)	the amount of its participation in the outstanding Loan; and

(b)	in relation to any proposed Utilisation, the amount of its participation in the Loan that is due to be made on or before the proposed Utilisation Date.

"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.

"Bail-In Action" means the exercise of any applicable Write-down and Conversion Powers.

"Bail-In Legislation" means, to the extent applicable:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)

in relation to any state other than such an EEA Member Country and the United Kingdom, any applicable analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(c)	in relation to the United Kingdom, the UK Bail-In Legislation.

"Base Rate" means for any day a fluctuating rate per annum equal to the highest of:

(a)	the Federal Funds Rate plus half of one per cent.; or

(b)	the rate of interest in effect for such day as publicly announced from time to time by JPMorgan Chase Bank, N.A. as its "prime rate" in effect for such day.

The Base Rate is not necessarily the lowest rate of interest charged by Lenders in connection with extensions of credit. Any change in the Base Rate due to a change in the "prime rate" announced by JPMorgan Chase Bank, N.A. or the Federal Funds Rate shall be effective from and including the effective date of such change in the "prime rate" announced by JPMorgan Chase Bank, N.A. or the Federal Funds Rate respectively. For the avoidance of doubt, the Base Rate will in no event be less than zero per cent. per annum.

"Break Costs" means the amount (if any) by which:

(a)

the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or an Unpaid Sum to the last day of the current Interest Period in relation to the Loan, the relevant part of the Loan or that Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period exceeds

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Builder" means HD Hyundai Mipo Co., Ltd., a company organised and existing under the laws of the Republic of Korea and having its principal office at 100, Bangeojinsunhwan-Doro, Dong-Gu, Ulsan 682-712, Korea.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, Athens and, in connection with any payments to be made to the Builder, Seoul, and includes in relation to the fixing of an interest rate, a day which is a US Government Securities Business Day.

"Cash Reserve Account" means:

(a)	an account in the name of the Borrower with the Account Bank designated "[Name of the Borrower] - Cash Reserve Account";

(b)

any other account in the name of the Borrower with the Account Bank which may, with the prior written consent of the Facility Agent, be opened in the place of the account referred to in paragraph (a) above, irrespective of the number or designation of such replacement account; or

(c)	any sub-account of any account referred to in paragraphs (a) or (b) above.

"Change of Control" has the meaning set out under Clause 26.10 (Change of Control) of this Agreement.

"Charter" means any charter relating to the Ship (including, without limitation, any Assignable Charter), or other contract for its employment, whether or not already in existence.

"Charterer" means any charterer that has entered into a charter with the Borrower in relation to the Ship.

"Charter Guarantee" means any guarantee, bond, letter of credit or other instrument (whether or not already issued) supporting a Charter.

"Charterparty Assignment" means the specific assignment creating Security over any Assignable Charter in the agreed form.

"Code" means the US Internal Revenue Code of 1986.

"Commitment" means:

(a)

in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Part A of Schedule 1 (The Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Compliance Certificate" means a certificate in the form set out in Schedule 6 (Form of Compliance Certificate) or in any other form agreed between the Guarantor and the Facility Agent.

"Confidential Information" means all information relating to any Transaction Obligor, any Approved Manager, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 44 (Confidential Information); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; and

(C)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking in substantially the appropriate form recommended by the LMA from time to time or in any other form agreed between the Borrower and the Facility Agent.

"Contract Price" means the price payable for the Ship under article II of the Shipbuilding Contract, subject to adjustment in article III of the Shipbuilding Contract.

"Corresponding Debt" means any amount, other than any Parallel Debt, which an Obligor owes to a Secured Party under or in connection with the Finance Documents to which it is a party, in accordance with their terms.

"Default" means an Event of Default or a Potential Event of Default.

"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

"Delivery Date" means the date on which the Ship is delivered by the builder to the Borrower under the Shipbuilding Contract.

"Disruption Event" means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties or, if applicable, any Obligor; or

(b)

the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party or, if applicable, any Obligor preventing that, or any other, Party or, if applicable, any Obligor:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties or, if applicable, any Obligor in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party or, if applicable, any Obligor whose operations are disrupted.

"Dividend Payment" means, in relation to an Obligor, any of the following:

(a)

a declaration, making or payment of any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its issued shares (or any Clause of its issued shares);

(b)	a repayment or distribution of any dividend or share premium reserve;

(c)	a payment of any management, advisory or other fee (other than any management fee payable by the Guarantor to the Approved Manager under the Master Management Agreement); or

(d)	a redemption, repurchase, defeasance, retirement or repayment of any of its issued shares or a resolution to do any of the foregoing.

"Document of Compliance" has the meaning given to it in the ISM Code.

"dollars" and "$" mean the lawful currency, for the time being, of the United States of America.

"Earnings" means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower or the Security Agent and which arise out of or in connection with or relate to the use or operation of the Ship, including (but not limited to):

(a)	the following, save to the extent that any of them is, with the prior written consent of the Facility Agent, pooled or shared with any other person:

(i)	all freight, hire and passage moneys including, without limitation, all moneys payable under, arising out of or in connection with a Charter or a Charter Guarantee;

(ii)	the proceeds of the exercise of any lien on sub-freights;

(iii)	compensation payable to the Borrower or the Security Agent in the event of requisition of the Ship for hire or use;

(iv)	remuneration for salvage and towage services;

(v)	demurrage and detention moneys;

(vi)	without prejudice to the generality of sub-paragraph (i) above, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

(vii)	all moneys which are at any time payable under any Insurances in relation to loss of hire;

(viii)	all monies which are at any time payable to the Borrower in relation to general average contribution; and

(b)

if and whenever the Ship is employed on terms whereby any moneys falling within sub-paragraphs (i) to (viii) of paragraph (a) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship.

"Earnings Account" means:

(a)	an account in the name of the Borrower with the Account Bank designated "[Name of the Borrower] - Earnings Account";

(b)

any other account in the name of the Borrower with the Account Bank which may, with the prior written consent of the Facility Agent, be opened in the place of the account referred to in paragraph (a) above, irrespective of the number or designation of such replacement account; or

(c)	any sub-account of any account referred to in paragraphs (a) or (b) above.

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

"Eligible Charter" means a Charter having a duration of more than 11 months with a fixed rate of hire over $16,000/day gross, including the Initial Charter.

"Environmental Approval" means any present or future permit, ruling, variance or other Authorisation required under Environmental Law.

"Environmental Claim" means any claim by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, "claim" includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

"Environmental Incident" means:

(a)

any release, emission, spill or discharge of Environmentally Sensitive Material whether within the Ship or from the Ship into any other vessel or into or upon the air, water, land or soils (including the seabed) or surface water; or

(b)

any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship and/or any Transaction Obligor and/or an Approved Manager and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)

any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where any Transaction Obligor and/or an Approved Manager and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

"Environmental Law" means any present or future law relating to vessel disposal, energy efficiency, carbon reduction, emissions, emissions trading, pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

"Environmentally Sensitive Material" means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

"ERISA Affiliate" means each person (and defined in Section 3(9) of ERISA) which together with any Transaction Obligor would be deemed to be a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code.

"EU Bail-In Legislation Schedule" means the document described as such and published by the LMA from time to time.

"EU Ship Recycling Regulation" means Regulation (EU) No 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation (EC) No 1013/2006 and Directive 2009/16/EC.

"Event of Default" means any event or circumstance specified as such in Clause 26 (Events of Default).

"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than 5 Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)

in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Federal Funds Rate" means, for any day, the greater of:

(a)

the rate calculated by the Federal Reserve Bank of New York based on such day's Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate; and

(b)	zero per cent.

"Finance Document" means:

(a)	this Agreement;

(b)	the Utilisation Request;

(c)	any Security Document;

(d)	the Manager's Undertaking; or

(e)	any other document designated as such by the Facility Agent and the Borrower.

"Finance Party" means the Facility Agent, the Security Agent, the Account Bank and/or a Lender.

"Financial Indebtedness" means any indebtedness for or in relation to:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)

the amount of any liability in relation to any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)

any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in relation to a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in relation to any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

"Fiscal Quarter" means any of the quarterly accounting periods ending on March 31, June 30, September 30 and December 31 of each year.

"Fleet Vessel" shall have the meaning set out in Clause 20.2 (Guarantor's financial covenants).

"GAAP" means generally accepted accounting principles in the US.

"General Assignment" means the general assignment creating Security over:

(a)	the Earnings, the Insurances and any Requisition Compensation;

(b)	any Charter and any Charter Guarantee; and

(c)	the benefit of any warranties of quality in favour of the Borrower under the Shipbuilding Contract,

in agreed form.

"Group" means the Guarantor and its Subsidiaries from time to time (including the Borrower).

"Historic Term SOFR" means, in relation to the Loan or any part of the Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan and which is as of a day which is no more than three US Government Securities Business Days before the Quotation Day.

"Holding Company" means, in relation to a person, any other person in relation to which it is a Subsidiary.

"Indemnified Person" has the meaning given to it in Clause 14.2 (Other indemnities).

"Initial Charter" means a time charterparty dated 27 March 2024 and made between the Borrower and the Initial Charterer having a duration of 24 months with an option of extension commencing on and from the delivery of the Ship to the Initial Charterer.

"Initial Charterer" means Hapag-Lloyd AG, of Hamburg.

"Initial Market Value" means the Market Value of the Ship determined pursuant to paragraph 2.5 of Part B of Schedule 2 (Conditions Precedent).

"Insurances" means, in relation to the Ship:

(a)

all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, effected in relation to the Ship, the Earnings or otherwise in relation to the Ship whether before, on or after the date of this Agreement; and

(b)

all rights and other assets relating to, or derived from, any of such policies, contracts or entries, including any rights to a return of premium and any rights in relation to any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement.

"Interest Payment Date" has the meaning given to it in paragraph (a) of Clause 8.2 (Payment of interest).

"Interest Period" means, in relation to the Loan or any part of the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Interpolated Historic Term SOFR" means, in relation to the Loan or any part of the Loan, the rate which results from interpolating on a linear basis between:

(a)	either

(i)

the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)

if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, the most recent Term SOFR for a tenor of one month (as of a day which is not more than three US Government Securities Business Days before the Quotation Day); and

(b)

the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan.

"Interpolated Term SOFR" means, in relation to the Loan or any part of the Loan, the rate which results from interpolating on a linear basis between:

(a)	either

(i)	the applicable Term SOFR (as of the Specified Time) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)	if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, Term SOFR for a tenor of one month (as of the Specified Time); and

(b)	the applicable Term SOFR (as of the Specified Time) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan.

"Inventory of Hazardous Materials" means an inventory certificate or statement of compliance (as applicable) issued by the relevant classification society or shipyard authority which is supplemented by a list of any and all materials known to be potentially hazardous utilised in the construction of, or otherwise installed on, the Ship, pursuant to the requirements of the EU Ship Recycling Regulation.

"ISM Code" means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time.

"ISPS Code" means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization's (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.

"ISSC" means an International Ship Security Certificate issued under the ISPS Code.

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with this Agreement.

"LMA" means the Loan Market Association or any successor organisation.

"Loan" means the loan to be made available under the Facility or the aggregate principal amount outstanding for the time being of the borrowings under the Facility and a "part of the Loan" means any part of the Loan as the context may require.

"Major Casualty" means any casualty to the Ship in relation to which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $750,000 or the equivalent in any other currency.

"Majority Lenders" means:

(a)	if the Loan has not yet been advanced, a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments; or

(b)

at any other time, a Lender or Lenders whose participations in the Loan aggregate more than 66⅔ per cent. of the amount of the Loan then outstanding or, if the Loan has been repaid or prepaid in full, a Lender or Lenders whose participations in the Loan immediately before repayment or prepayment in full aggregate more than 66⅔ per cent. of the Loan immediately before such repayment.

"Management Agreement" means the commercial and technical management agreement dated 26 April 2024 (as amended and/or supplemented from time to time) entered into between the Borrower and the Approved Manager regarding the commercial and technical management of the Ship.

"Manager's Undertaking" means the letter of undertaking from an Approved Manager subordinating the rights of that Approved Manager against the Ship, the Borrower and the Guarantor to the rights of the Finance Parties in agreed form.

"Margin" means:

(a)	if, as of the date of this Agreement, the Ship is employed under an Eligible Charter, 1.90 per cent. per annum; or

(b)	if, as of the date of this Agreement, the Ship is not employed under an Eligible Charter, 2.10 per cent. per annum,

and, in each case, as the same may be adjusted from time to time pursuant to Clause 10.5 (Calculation of Margin).

"Market Value" means, in relation to the Ship or any other vessel, at any date, an amount determined by the Facility Agent as being an amount equal to the market value of the Ship or vessel shown by a valuation prepared:

(a)	as at a date not more than 14 days previously;

(b)	by an Approved Valuer selected by the Facility Agent;

(c)	with or without physical inspection of the Ship or vessel (as the Facility Agent may require); and

(d)	on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any Charter.

"Master Management Agreement" means the master management agreement dated 7 February 2008 entered into between the Guarantor and the Approved Manager.

"Material Adverse Effect" means in the reasonable opinion of the Majority Lenders a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of an Obligor; or

(b)	the ability of an Obligor to perform its obligations under any Finance Document to which it is a party, in accordance with its terms; or

(c)

the validity or enforceability of, or the effectiveness or ranking of any Security granted or intended to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Mortgage" means the first preferred Marshall Islands ship mortgage on the Ship in agreed form or any replacement first preferred or first priority ship mortgage on the Ship under the laws of an Approved Flag in agreed form.

"Nominated Family" means the family disclosed in writing to the Facility Agent prior to the date of this Agreement and "members of the Nominated Family" shall be construed accordingly.

"Obligor" means the Borrower or the Guarantor.

"Original Financial Statements" means the unaudited consolidated financial statements of the Guarantor and its subsidiaries (including the Borrower) for the financial year ended 31 December 2023.

"Original Jurisdiction" means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement.

"Overseas Regulations" means the Overseas Companies Regulations 2009 (SI 2009/1801).

"Parallel Debt" means any amount which an Obligor owes to the Security Agent under Clause 30.2 (Parallel Debt (Covenant to pay the Security Agent)) or under that clause as incorporated by reference or in full in any other Finance Document to which it is a party, in accordance with its terms.

"PATRIOT Act" means the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Improvement and Reauthorization Act of 2005 (H.R. 3199).

"Party" means a party to this Agreement.

"Permitted Charter" means a Charter:

(a)	which is a time, voyage or consecutive voyage charter;

(b)	the duration of which does not exceed and is not capable of exceeding, by virtue of any optional extensions, 11 months plus a redelivery allowance of not more than 30 days;

(c)	which is entered into on bona fide arm's length terms at the time at which the Ship is fixed; and

(d)	in relation to which not more than two months' hire is payable in advance,

and any other Charter which is approved in writing by the Facility Agent acting with the authorisation of the Majority Lenders which authorisation no Lender shall unreasonably withhold or delay.

"Permitted Financial Indebtedness" means:

(a)	any Financial Indebtedness incurred under the Finance Documents; and

(b)

in relation to the Borrower, any Financial Indebtedness that is subordinated to all Financial Indebtedness incurred under the Finance Documents pursuant to a subordination agreement in a form and substance acceptable to the Facility Agent and which is assigned in favour of the Security Agent in such form acceptable to it; and

(c)	in relation to the Guarantor, any Financial Indebtedness necessary for it to promote its business, including but not limited to, in relation to its subsidiaries or its Fleet Vessels.

"Permitted Security" means:

(a)	Security created by the Finance Documents;

(b)	liens for unpaid master's and crew's wages in accordance with the usual maritime practice;

(c)	liens for salvage or collision;

(d)	liens for master's disbursements incurred in the ordinary course of trading; and

(e)	any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Ship:

(i)	not as a result of any default or omission by the Borrower; and

(ii)	subject, in the case of liens for repair or maintenance, to Clause 23.16 (Restrictions on chartering, appointment of managers etc.),

and provided such lien does not secure amounts more than 45 days overdue (unless the overdue amount is being contested in good faith by appropriate steps and for the payment of which adequate reserves are held and provided further that such proceedings do not give rise to a Material Adverse Effect).

"Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA that is subject to Title IV of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by any Transaction Obligor or any of their respective ERISA Affiliates.

"Potential Event of Default" means any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Prohibited Person" means any person, whether designated by name or by reason of being included in a class of persons, that is, or that is directly or indirectly owned or controlled by persons that are, or any vessel that is:

(a)	listed on a Sanctions List;

(b)	resident in, or incorporated or organised under the laws of a Sanctioned Country;

(c)

otherwise a target of Sanctions ("target of Sanctions", for the purpose of this paragraph (c), signifying a person with whom a person organised or resident in the US or any other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities, or against whom Sanctions are otherwise directed); or

(d)	acting or purporting to act on behalf of any of the persons listed in paragraphs (a) to (c) above.

"Protected Party" has the meaning given to it in Clause 12.1 (Definitions).

"PSC" means port state control.

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two US Government Securities Business Days before the first day of that period unless market practice differs in the relevant syndicated loan market in which case the Quotation Day will be determined by the Facility Agent in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

"Reference Rate" means in relation to the Loan or any part of the Loan:

(a)	the applicable Term SOFR as of the Specified Time and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or

(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Term SOFR).

and if in either case such rate is less than zero, the Reference Rate shall be deemed to be zero.

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Jurisdiction" means, in relation to a Transaction Obligor and an Approved Manager:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to, or intended to be subject to, any of the Transaction Security created, or intended to be created, by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Finance Documents to which it is a party, in accordance with their respective terms.

"Relevant Market" means the market for overnight cash borrowing collateralised by US Government Securities.

"Repayment Date" means each date on which a Repayment Instalment is required to be paid under Clause 6.1 (Repayment of Loan).

"Repayment Instalment" has the meaning given to it in Clause 6.1 (Repayment of Loan).

"Repeating Representation" means each of the representations set out in Clause 18 (Representations) except Clause 18.10 (Insolvency), Clause 18.11 (No filing or stamp taxes) and Clause 18.12 (Deduction of Tax) and any representation of any Obligor made in any other Finance Document that is expressed to be a "Repeating Representation" or is otherwise expressed to be repeated.

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Requisition" means:

(a)

any expropriation, confiscation, requisition (excluding a requisition for hire or use which does not involve a requisition for title) or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected (whether de jure or de facto) by any government or official authority or by any person or persons claiming to be or to represent a government or official authority; and

(b)	any capture or seizure of the Ship (including any hijacking or theft) by any person whatsoever.

"Requisition Compensation" includes all compensation or other moneys payable to the Borrower by reason of any Requisition or any arrest or detention of the Ship by any government or official authority or by any person or persons claiming to be or to represent a government or official authority in the exercise or purported exercise of any lien or claim.

"Resolution Authority" means any competent body which has authority to exercise any Write-down and Conversion Powers.

"Safety Management Certificate" has the meaning given to it in the ISM Code.

"Safety Management System" has the meaning given to it in the ISM Code.

"Sanctioned Country" means any country or territory that is subject to comprehensive country-wide or territory-wide Sanctions (currently, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk People's Republic and Luhansk People's Republic regions of Ukraine).

"Sanctioned Ship" means a ship which is the subject of Sanctions.

"Sanctions" means any trade, economic or financial sanctions laws, regulations, embargoes, freezing provisions, prohibitions or other restrictive measures (including "secondary" or "extraterritorial" sanctions), imposed, administered, enacted or enforced from time to time by any Sanctions Authority. To the extent that any Sanctions applicable to and/or binding on a Finance Party are not applicable to and/or binding to a Transaction Obligor and/or an Approved Manager, such Sanctions shall be deemed to be applicable to and binding on such Transaction Obligor and such Approved Manager.

"Sanctions Advisory" means the Sanctions Advisory for the Maritime Industry, Energy and Metals Sectors, and Related Communities issued 14 May 2020 by the US Department of the Treasury, Department of State and Coast Guard, as may be amended or supplemented, and any similar future advisory.

"Sanctions Authority" means the US, the United Nations Security Council, the European Union or any of its member states, the United Kingdom, the respective governmental institutions and agencies of any of the foregoing, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, His Majesty's Treasury of the United Kingdom, the Office of Financial Sanctions Implementation, or any other relevant sanctions authority enacting, administering or imposing Sanctions applicable by law to a Finance Party, a Transaction Obligor and/or an Approved Manager.

"Sanctions List" means the list of Specially Designated Nationals and Blocked Persons, the Sectoral Sanctions Identification List, the Foreign Sanctions Evaders List, in each case, published by the Office of Foreign Assets Control of the United States Department of the Treasury, or any similar list maintained by a Sanctions Authority as a measure of imposing, administering, enacting or enforcing Sanctions, in each case as amended, supplemented or substituted from time to time.

"Sectoral Sanctions Identification List" means a list identifying certain countries and/or certain persons operating in certain sectors of activity which are the subject of Sanctions (e.g. the sectoral sanctions identifications list published by the Office of Foreign Assets Control of the U.S. Department of the Treasury).

"Secured Liabilities" means all present and future obligations and liabilities, (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Transaction Obligor and the Approved Manager to any Secured Party under or in connection with each Finance Document to which it is a party, in accordance with its terms.

"Secured Party" means each Finance Party from time to time party to this Agreement, a Receiver or any Delegate.

"Security" means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

"Security Assets" means all of the assets of the Transaction Obligors and an Approved Manager (but only with respect to the assignment of the relevant Insurances) which from time to time are, or are expressed to be, the subject of the Transaction Security in accordance with its terms.

"Security Cover Ratio" means, at any relevant time, the aggregate Market Value of the Ship and the net realisable value of any additional Security provided under Clause 24.2 (Provision of additional security; prepayment) plus any cash in the Cash Reserve Account expressed as a percentage of the Loan.

"Security Document" means:

(a)	the Shares Security;

(b)	any Mortgage;

(c)	the General Assignment;

(d)	any Charterparty Assignment;

(e)	any Account Security; or

(f)	any other document designated as such by the Facility Agent and the Borrower.

"Security Period" means the period starting on the date of this Agreement and ending on the date on which the Facility Agent is satisfied that there is no outstanding Commitment in force and that the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full.

"Security Property" means:

(a)	the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Secured Parties and all proceeds of that Transaction Security;

(b)

all obligations expressed to be undertaken by a Transaction Obligor and/or an Approved Manager in accordance with any of the Finance Documents to which it is a party and in accordance with their terms to pay amounts in relation to the Secured Liabilities to the Security Agent as trustee for the Secured Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by a Transaction Obligor and/or an Approved Manager in accordance with any of the Finance Documents to which it is a party and in accordance with their terms in favour of the Security Agent as trustee for the Secured Parties;

(c)	the Security Agent's interest in any turnover trust created under the Finance Documents;

(d)

any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Secured Parties in connection with the Secured Liabilities, except:

(i)	rights intended for the sole benefit of the Security Agent; and

(ii)	any moneys or other assets which the Security Agent has transferred to the Facility Agent or (being entitled to do so) has retained in accordance with the provisions of this Agreement.

"Selection Notice" means a notice substantially in the form set out in Part B of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).

"Servicing Party" means the Facility Agent or the Security Agent.

"Shareholder" means the Guarantor, in its capacity as the holder of all shares in the Borrower.

"Shares Security" means a document creating Security over the share capital in the Borrower in agreed form.

"Ship" means the 2800 TEU class container carrier type of vessel, having Builder's hull number 4237, which is to be constructed by the Builder, and purchased by, the Borrower under the Shipbuilding Contract and which, on delivery, is to be registered in the name of the Borrower under the laws and flag of the Republic of Marshall Islands as an Approved Flag.

"Shipbuilding Contract" means the shipbuilding contract dated 28 January 2022 and made between (i) the Builder and (ii) the Borrower for the construction by the Builder of the Ship and its purchase by the Borrower.

"SOFR" means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate).

"Specified Time" means, in relation to when a Reference Rate is fixed, the Quotation Day and otherwise a day or time determined in accordance with Schedule 7 (Timetables).

"Subsidiary" means a subsidiary within the meaning of section 1159 of the Companies Act 2006.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Tax Credit" has the meaning given to it in Clause 12.1 (Definitions).

"Tax Deduction" has the meaning given to it in Clause 12.1 (Definitions).

"Tax Payment" has the meaning given to it in Clause 12.1 (Definitions).

"Termination Date" means the date falling five years after the Utilisation Date.

"Testing Date" means each date falling on December 31 and June 30 throughout the Security Period, at which time the Security Cover Ratio shall be tested pursuant to Clause 24.1 (Minimum required security cover).

"Term SOFR" means the rate per annum determined by the Facility Agent as the forward-looking term rate based on SOFR as administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate) and obtained by the Facility Agent through the Bloomberg Data License Service or a comparable service acceptable to the Facility Agent.

"Third Parties Act" has the meaning given to it in Clause 1.5 (Third party rights).

"Total Commitments" means the aggregate of the Commitments, being $22,000,000 at the date of this Agreement.

"Total Loss" means:

(a)	actual, governmental, constructive, compromised, agreed or arranged total loss of the Ship; or

(b)	any Requisition of the Ship unless the Ship is returned to the full control of the Borrower within 60 days of such Requisition.

"Total Loss Date" means, in relation to the Total Loss of the Ship:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earlier of:

(i)	the date on which a notice of abandonment is given (or deemed or agreed to be given) to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship's insurers in which the insurers agree to treat the Ship as a total loss;

(c)	in the case of a Requisition, the date on which that Requisition occurs; and

(d)	in the case of any other type of Total Loss, the date (or the most likely date) on which it appears to the Facility Agent that the event constituting the total loss occurred.

"Transaction Document" means:

(a)	a Finance Document;

(b)	the Shipbuilding Contract;

(c)	any Assignable Charter; or

(d)	any other document designated as such by the Facility Agent and the Borrower.

"Transaction Obligor" means an Obligor and the Shareholder.

"Transaction Security" means the Security created or evidenced or expressed to be created or evidenced under the Finance Documents, in accordance with their respective terms.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.

"UK Bail-In Legislation" means Part 1 of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutes or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

"UK Establishment" means a UK establishment as defined in the Overseas Regulations.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"US" means the United States of America.

"US Government Securities Business Day" means any day other than:

(a)	a Saturday or a Sunday; and

(b)

a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

"US Tax Obligor" means:

(a)	a person which is resident for tax purposes in the US; or

(b)	a person some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the Loan is to be advanced.

"Utilisation Request" means a notice substantially in the form set out in Part A of Schedule 3 (Requests).

"VAT" means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)

any other tax of a similar nature, whether imposed in the United Kingdom or a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere.

"Write-down and Conversion Powers" means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)

in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation:

(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)

the "Account Bank", the "Facility Agent", any "Finance Party", any "Lender", any "Obligor", any "Party", any "Secured Party", the "Security Agent", any "Transaction Obligor" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	a liability which is "contingent" means a liability which is not certain to arise and/or the amount of which remains unascertained;

(iv)	"document" includes a deed and also a letter, fax, email or telex;

(v)

a Lender's "cost of funds" in relation to its participation in the Loan or any part of the Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in the Loan or that part of the Loan for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(vi)	"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable Tax including VAT;

(vii)

a "Finance Document", a "Security Document" or "Transaction Document" or any other agreement or instrument is a reference to that Finance Document, Security Document or Transaction Document or other agreement or instrument as amended, replaced, novated, supplemented, extended or restated;

(viii)	a "group of Lenders" includes all the Lenders;

(ix)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(x)

"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

(xi)	"proceedings" means, in relation to any enforcement provision of a Finance Document, proceedings of any kind, including an application for a provisional or protective measure;

(xii)

a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xiii)

a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xiv)

a reference to the "Ship", its name, its flag and, if applicable, its port of registry shall include any replacement name, flag and, if applicable, replacement port of registry, in each case, as may be approved in writing from time to time by the Facility Agent acting with the authorisation of the Majority Lenders;

(xv)	a provision of law is a reference to that provision as amended or re-enacted from time to time;

(xvi)	a time of day is a reference to London time;

(xvii)

any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of a jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;

(xviii)	words denoting the singular number shall include the plural and vice versa; and

(xix)	"including" and "in particular" (and other similar expressions) shall be construed as not limiting any general words or expressions in connection with which they are used.

(b)

The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only and are not to be used for the purposes of construction or interpretation of the Finance Documents.

(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under, or in connection with, any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)

An Event of Default or a Potential Event of Default is "continuing" if it has not been remedied or waived Provided that, following the exercise by the Facility Agent of any right pursuant to Clause 26.20 (Acceleration), an Event of Default is "continuing" only if it has not been waived.

1.3	Construction of insurance terms

In this Agreement:

"approved" means, for the purposes of Clause 22 (Insurance Undertakings), approved in writing by the Facility Agent.

"excess risks" means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims.

"obligatory insurances" means all insurances effected, or which the Borrower is obliged to effect, under Clause 22 (Insurance Undertakings) or any other provision of this Agreement or of another Finance Document.

"policy" includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms.

"protection and indemnity risks" means the usual risks covered by a protection and indemnity association, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02) (1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/10/83) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision.

"war risks" includes the risk of mines and all risks excluded by clauses 29, 30 or 31 of the International Hull Clauses (1/11/02), clauses 29 or 30 of the International Hull Clauses (1/11/03), clauses 24, 25 or 26 of the Institute Time Clauses (Hulls) (1/11/95) or clauses 23, 24 or 25 of the Institute Time Clauses (Hulls)(1/10/83) or any equivalent provisions.

1.4	Agreed forms of Finance Documents

References in Clause 1.1 (Definitions) to any Finance Document being in "agreed form" are to that Finance Document:

(a)	in a form attached to a certificate dated the same date as this Agreement (and signed by the Borrower and the Facility Agent); or

(b)

in any other form agreed in writing between the Borrower and the Facility Agent acting with the authorisation of the Majority Lenders or, where Clause 43.2 (All Lender matters) applies, all the Lenders.

1.5	Third party rights

(a)

Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

(b)

Subject to Clause 43.3 (Other exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)

Any Receiver, Delegate, Affiliate or any other person described in paragraph (d) of Clause 14.2 (Other indemnities), paragraph (b) of Clause 29.10 (Exclusion of liability), or paragraph (b) of Clause 30.11 (Exclusion of liability) may, subject to this Clause 1.5 (Third party rights) and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

SECTION 2

THE FACILITY

2	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a dollar term loan facility in an aggregate amount not exceeding the Total Commitments.

2.2	Finance Parties' rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt of an Obligor to a Finance Party, arising under the Finance Documents to which it is a party in accordance with their respective terms, is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of the Loan or any other amount owed by an Obligor under the Finance Documents to which it is a party in accordance with their respective terms and which relates to a Finance Party's participation in the Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by that Obligor under the Finance Documents to which it is a party in accordance with their respective terms.

(c)

A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents subject to and in accordance with their respective terms.

3	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility only for the purpose stated in the preamble (Background) to this Agreement.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver the Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Part A of Schedule 2 (Conditions Precedent) in form and substance reasonably satisfactory to the Facility Agent.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if:

(a)	on the date of the Utilisation Request and on the proposed Utilisation Date and before the Loan is made available:

(i)	no Default is continuing or would result from the proposed Utilisation; and

(ii)	the Repeating Representations to be made by each Obligor (as the case may be) are true;

(b)

the Facility Agent has received on or before the Utilisation Date, or is satisfied it will receive when the Loan is made available, all of the documents and other evidence listed in Part B of Schedule 2 (Conditions Precedent) in form and substance reasonably satisfactory to the Facility Agent.

4.3	Notification of satisfaction of conditions precedent

(a)

The Facility Agent shall notify the Borrower and the Lenders promptly upon being satisfied as to the satisfaction of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent).

(b)

Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.4	Conditions Subsequent

The Borrowers undertake to deliver or cause to be delivered to the Facility Agent, the additional documents and other evidence listed in Part C of Schedule 2 (Conditions Precedent) within the time frame specified therein, in form and substance reasonably satisfactory to the Facility Agent.

4.5	Waiver of conditions precedent

If the Majority Lenders, at their discretion, permit the Loan to be borrowed before any of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) or Clause 4.2 (Further conditions precedent) has been satisfied, the Borrower shall ensure that that condition is satisfied within ten Business Days after the Utilisation Date or such later date as the Facility Agent, acting with the authorisation of the Majority Lenders, may agree in writing with the Borrower.

SECTION 3

UTILISATION

5	UTILISATION

5.1	Delivery of the Utilisation Request

(a)	The Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

(b)	The Borrower may not deliver more than one Utilisation Request in respect of the Loan to be advanced.

5.2	Completion of the Utilisation Request

The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period;

(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(c)	all agreed applicable deductible items have been completed; and

(d)	the proposed Interest Period complies with Clause 9 (Interest Periods).

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be dollars.

(b)	The amount of the proposed Loan must be an amount which is up to the lower of (i) $22,000,000 and (ii) 55 per cent. of the Initial Market Value of the Ship.

(c)	The amount of the proposed Loan must be an amount which is not more than the Available Facility.

5.4	Lenders' participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in the Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately before making the Loan.

(c)	The Facility Agent shall notify each Lender of the amount of the Loan and the amount of its participation in the Loan by the Specified Time.

5.5	Cancellation of Commitments

The Commitments which are unutilised at the end of the Availability Period shall then be cancelled.

5.6	Retention and payment to Builder

The Borrower irrevocably authorises the Facility Agent:

(a)

To deduct from the proceeds of the Loan any agreed fees then payable to the Finance Parties in accordance with Clause 11 (Fees), any agreed solicitors fees and disbursements together with any applicable VAT and any other items listed as deductible items in the relevant Utilisation Request and to apply them in payment of the items to which they relate; and

(b)

On the Utilisation Date to pay to, or for the account of, the Borrower, the balance (after any deduction made in accordance with paragraph (a) above) of the amounts which the Facility Agent receives from the Lenders in respect of the Loan. That payment shall be made:

(i)	To the account of the Builder which the Borrower specifies in the relevant Utilisation Request; and

(ii)	In like funds as the Facility Agent received from the Lenders in respect of the Loan.

5.7	Disbursement of Loan to third party

Payment by the Facility Agent under Clause 5.6 (Retention and payment to Builder) to a person other than the Borrower shall constitute the making of the Loan and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender's participation in the Loan.

5.8	Prepositioning of funds

If the Lenders, at the request of the Borrower and on terms acceptable to all the Lenders and in their absolute discretion, preposition funds with the Builder's or any other bank, the Borrower and the Guarantor:

(a)

agree to pay interest on the amount of the funds so prepositioned at the rate described in Clause 8.1 (Calculation of interest) on the basis of successive interest periods of one day and so that interest shall be paid together with the first payment of interest on the Loan after the Utilisation Date in respect of it or, if such Utilisation Date does not occur, within three Business Days of demand by the Facility Agent; and

(b)	shall, without duplication, indemnify each Finance Party against any costs, loss or liability it may incur in connection with such arrangement.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6	REPAYMENT

6.1	Repayment of Loan

The Borrower shall repay the Loan by 20 equal consecutive quarterly instalments, each in an amount of $300,000 (each an "Instalment"), the first of which shall be repaid on the date falling three (3) Months after the Utilisation Date each subsequent Instalment shall be repaid at quarterly intervals thereafter and the last Instalment together with a balloon instalment in an amount of $16,000,000 (the "Balloon Instalment" and together with the Instalments, the "Repayment Instalments") shall be repaid on the Termination Date.

6.2	Effect of cancellation and prepayment on scheduled repayments

(a)

If the Borrower cancels the whole or any part of any Available Commitment in accordance with Clause 7.5 (Right of repayment and cancellation in relation to a single Lender) or if the Available Commitment of any Lender is cancelled under Clause 7.1 (Illegality and Sanctions affecting a Lender) then the Repayment Instalments falling after that cancellation will be reduced pro rata (including, for the avoidance of doubt, the Balloon Instalment) by the amount of the Available Commitments so cancelled.

(b)

If the whole or any part of any Available Commitment is cancelled in accordance with Clause 7.2 (Voluntary and automatic cancellation) or if the whole or part of any Commitment is cancelled pursuant to Clause 5.5 (Cancellation of Commitments), the Repayment Instalments for each Repayment Date falling after that cancellation will reduce pro rata (including, for the avoidance of doubt, the Balloon Instalment) by the amount of the Commitments so cancelled.

(c)

If any part of the Loan is repaid or prepaid in accordance with Clause 7.5 (Right of repayment and cancellation in relation to a single Lender) or Clause 7.1 (Illegality and Sanctions affecting a Lender) then the Repayment Instalments for each Repayment Date falling after that repayment or prepayment will be reduced pro rata (including, for the avoidance of doubt, the Balloon Instalment) by the amount of the Loan repaid or prepaid.

(d)

If any part of the Loan is prepaid in accordance with Clause 7.3 (Voluntary prepayment of Loan) then the amount of the Repayment Instalments for each Repayment Date falling after that repayment or prepayment will be reduced pro rata (including, for the avoidance of doubt, the Balloon Instalment) by the amount of the Loan repaid or prepaid.

6.3	Termination Date

On the Termination Date, the Borrower shall additionally pay to the Facility Agent for the account of the Finance Parties all other sums then accrued and owing under the Finance Documents.

6.4	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7	PREPAYMENT AND CANCELLATION

7.1	Illegality and Sanctions affecting a Lender

If, in any applicable jurisdiction:

(a)

it is or becomes unlawful or contrary to any regulation for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan or it is or becomes unlawful or contrary to any regulation for any Affiliate of a Lender for that Lender to do so; or

(b)

it would be unlawful for any Affiliate of a Lender to perform any of its obligations contemplated by this Agreement or to fund or maintain its participation in any Loan if that Affiliate were a Lender under this Agreement; or

(c)	either:

(i)	in the sole discretion of a Lender any Sanction applies to or otherwise affects the performance by that Lender of any; or

(ii)	it is or becomes contrary to, or declared by any Sanctions Authority to be contrary to, Sanctions for a Lender to perform any,

(d)

of its obligations as contemplated by any Finance Document or its funding or participation in the Loan or if, in the sole discretion of a Lender, its Affiliate may be in breach of any Sanctions as a result of that Lender doing so (including in each case, without limitation, due to (x) the non-existence or cessation of legality, validity, binding effect or enforceability of a provision of a Finance Document; or (y) the presence of any circumstances resulting in the imposition of any civil, administrative or criminal measures on a Lender or any Affiliate of a Lender); or

(e)

without prejudice to the generality of the preceding paragraphs and also without prejudice to any of the express obligations of the Transaction Obligors or an Approved Manager under the Transaction Documents to which they are a party in accordance with their respective terms, any Transaction Obligor or any other member of the Group or any Approved Manager being or becoming a Prohibited Person which would result in a breach of Sanctions by a Lender or an Affiliate of a Lender or, in the opinion of a Lender acting reasonably, anything whatsoever is done or omitted to be done by a Transaction Obligor or an Approved Manager which would result in that Lender or an Affiliate of that Lender being in breach of or made subject to Sanctions, or at risk of being in breach of or made subject to Sanctions:

(i)	to the extent permitted by applicable law, that Lender shall promptly notify the Borrower through the Facility Agent upon becoming aware of that event;

(ii)	upon the Facility Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled;

(iii)

the Borrower shall repay that Lender's participation in the Loan on the last day of the Interest Period for the Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law and, in any event, not earlier than 5 Business Days after giving such notice to the Borrower) and that Lender's corresponding Commitment shall be cancelled in the amount of the participation prepaid; and

(iv)	accrued interest and all other amounts accrued for that Lender under the Finance Documents shall be immediately due and payable.

(f)	For the purposes of this clause, any "anti-blocking" or "anti-boycott" or other similar legislation to which a Lender or its Affiliates may be subject, shall not be considered.

7.2	Voluntary and automatic cancellation

(a)

The Borrower may, if it gives the Facility Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $300,000). Any cancellation under this Clause 7.2 (Voluntary and automatic cancellation) shall reduce the Commitments of the Lenders rateably.

(b)	The unutilised Commitment (if any) of each Lender shall be automatically cancelled at close of business on the date on which the Loan is made available.

7.3	Voluntary prepayment of Loan

(a)

Subject to paragraph (b) below, the Borrower may, if it gives the Facility Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of $300,000 or a multiple of that amount).

(b)	The Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

7.4	Mandatory prepayment on sale or Total Loss

If the Ship is sold (without prejudice to paragraph (a) of Clause 21.11 (Disposals)) or becomes a Total Loss, the Borrower shall repay the Loan together with accrued interest, and all other amounts accrued under the Finance Documents. Such repayment shall be made:

(a)	in the case of a sale of the Ship, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(b)

in the case of a Total Loss, on the earlier of (i) the date falling 120 days after the Total Loss Date and (ii) the date of receipt by the Security Agent of the proceeds of insurance relating to such Total Loss,

Provided that if no Event of Default has occurred and is continuing, any remaining proceeds after the sale or Total Loss of the Ship, following the prepayment referred to in paragraph (a) or, as the case may be, (b) above, together with accrued interest and all other amounts that are due and payable on any such prepayment pursuant to the Finance Documents, shall be repaid to the Borrower or, as it may direct, to the Guarantor.

7.5	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)

any sum payable to any Lender by an Obligor under the Finance Documents to which it is a party in accordance with their respective terms, is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up) or under that clause as incorporated by reference or in full in any other Finance Document; or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Borrower may whilst in the case of sub-paragraphs (i) and (ii) above the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loan.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)

On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in the Loan.

7.6	Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to the fee provided for in Clause 11.3 (Prepayment fee), if applicable, and any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Facility Agent receives a notice under this Clause 7 (Prepayment and Cancellation) it shall promptly forward a copy of that notice to either the Borrower or the affected Lenders.

(g)

If all or part of any Lender's participation in the Loan is repaid or prepaid, an amount of that Lender's Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

7.7	Application of prepayments

Any prepayment of any part of the Loan other than a prepayment pursuant to Clause 7.1 (Illegality and Sanctions affecting a Lender) or Clause 7.5 (Right of repayment and cancellation in relation to a single Lender) shall be applied pro rata to each Lender's participation in that part of the Loan.

SECTION 5

COSTS OF UTILISATION

8	INTEREST

8.1	Calculation of interest

The rate of interest on the Loan or any part of the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	the applicable Reference Rate.

8.2	Payment of interest

(a)	The Borrower shall pay accrued interest on the Loan or any part of the Loan on the last day of each Interest Period (each an "Interest Payment Date").

(b)

If an Interest Period is longer than 3 Months, the Borrower shall also pay interest then accrued on the Loan or the relevant part of the Loan on the dates falling at three Monthly intervals after the first day of the Interest Period.

8.3	Default interest

(a)

If an Obligor fails to pay any amount payable by it under a Finance Document to which it is a party in accordance with its terms on its due date (after taking into account any grace periods, if applicable), interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent. per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Facility Agent. Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)	If an Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or that part of the Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or that part of the Loan; and

(ii)	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be two per cent. per annum higher than the rate which would have applied if that Unpaid Sum had not become due.

(c)

Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)

The Borrower may select the Interest Period for the Loan in the Utilisation Request. Subject to paragraph (f) below and Clause 9.2 (Changes to Interest Periods), the Borrower may select each subsequent Interest Period in respect of the Loan in a Selection Notice.

(b)	Each Selection Notice is irrevocable and must be delivered to the Facility Agent by the Borrower not later than the Specified Time.

(c)

If the Borrower fails to select an Interest Period in the Utilisation Request or fails to deliver a Selection Notice to the Facility Agent in accordance with paragraphs (a) and (b) above, the relevant Interest Period will, subject to paragraph (f) below and Clause 9.2 (Changes to Interest Periods), be three Months.

(d)

Subject to this Clause 9 (Interest Periods), the Borrower may select an Interest Period of one, three or six Months or any other period agreed between the Borrower and the Facility Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period in respect of the Loan or any part of the Loan shall not extend beyond the Termination Date.

(f)

In respect of a Repayment Instalment, the Borrower may request in the relevant Selection Notice that an Interest Period for a part of the Loan equal to such Repayment Instalment shall end on the Repayment Date relating to it and, subject to paragraph (d) above, select a longer Interest Period for the remaining part of the Loan.

(g)	The first Interest Period for the Loan shall start on the Utilisation Date and, each subsequent Interest Period shall start on the last day of the preceding Interest Period.

(h)	Except for the purposes of paragraph (f) above and Clause 9.2 (Changes to Interest Periods), the Loan shall have one Interest Period only at any time.

(i)	No Interest Period can be selected in respect of a tenor that has ceased to be available in accordance with Clause 43.4 (Benchmark Replacement setting).

9.2	Changes to Interest Periods

(a)

In respect of a Repayment Instalment, prior to determining the interest rate for the Loan, the Facility Agent may establish an Interest Period for a part of the Loan equal to such Repayment Instalment to end on the Repayment Date relating to it and the remaining part of the Loan shall have the Interest Period selected in the relevant Selection Notice, subject to paragraph (d) of Clause 9.1 (Selection of Interest Periods).

(b)	If the Facility Agent makes any change to an Interest Period referred to in this Clause 9.2 (Changes to Interest Periods), it shall promptly notify the Borrower and the Lenders.

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	CHANGES TO THE CALCULATION OF INTEREST

10.1	Unavailability of Term SOFR

(a)

Interpolated Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(b)

Historic Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Term SOFR by 17:00 New York time on the relevant Quotation Day, the applicable Reference Rate shall be the Historic Term SOFR for the Loan or that part of the Loan.

(c)

Interpolated Historic Term SOFR: If paragraph (b) above applies but no Historic Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(d)

Base Rate: If paragraph (c) above applies but it is not possible to calculate the Interpolated Historic Term SOFR, there shall be no Reference Rate for the Loan or that part of the Loan (as applicable) and Clause 10.3 (Base Rate) shall apply to the Loan or that part of the Loan for that Interest Period.

10.2	Market disruption

If before close of business in New York on the Quotation Day for the relevant Interest Period, the Facility Agent receives notification from a Lender or Lenders (whose participations in the Loan or the relevant part of the Loan exceed 40 per cent. of the Loan or that part of the Loan as appropriate) that its cost of funds relating to its participation in the Loan or that part of the Loan would be in excess of the applicable Reference Rate then Clause 10.3 (Base Rate) shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.

10.3	Base Rate

(a)	If this Clause 10.3 (Base Rate) applies, the rate of interest on the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the Base Rate from time to time.

(b)

If this Clause 10.3 (Base Rate) applies and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)

Subject to Clause 43.4 (Benchmark Replacement setting), any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrowers, be binding on all Parties.

10.4	Break Costs

(a)

The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan, the relevant part of the Loan or that Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

10.5	Calculation of Margin

The "Margin" for purposes of this Agreement shall be calculated from time to time as of the first day of each Interest Period:

(a)

in the event that, on the first day of that interest Period, the Ship is employed on an Eligible Charter, the interest shall be 1.90 per cent. per annum for the duration of such Eligible Charter until the end of that Interest Period following the expiration of that Eligible Charter; and

(b)	in the event that, on the first day of that Interest Period, the Ship is not employed on an Eligible Charter, the interest shall be 2.10 per cent. per annum.

For the avoidance of doubt, if there is an option for extension that results in such Eligible Charter having a fixed rate of hire of over $16,000/day gross, the reduced Margin (1.90 per cent. per annum) shall continue to be maintained for the duration of such optional extension period.

11	FEES

11.1	Commitment fee

(a)

The Borrower shall pay to the Facility Agent (for the account of each Lender) a fee computed at the rate of 0.25 per cent. per annum on that Lender's Available Commitment from time to time on and from the date of this Agreement until and including the earlier of (i) the Utilisation Date and (ii) the last day of the Availability Period.

(b)

The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

(c)

The commitment fee referred to in paragraphs (a) and (b) of this Clause 11.1 (Commitment Fee) shall not be payable by the Borrower if the Utilisation Date occurs within 5 Business Days from the date of this Agreement.

11.2	Upfront fee

The Borrower shall pay to the Facility Agent on the earlier of (i) the Utilisation Date and (ii) the last day of the Availability Period an upfront fee in an amount equal to 1.00 per cent. of the Facility.

11.3	Prepayment fee

(a)

Subject to paragraph (b) below, the Borrower must pay to the Facility Agent for each Lender (pro rata in accordance with their Commitments) a prepayment fee on the date of prepayment of all or any part of the Loan (by way of a re-financing, including, any sale and lease back financing).

(b)	The amount of the prepayment fee is:

(iii)	if the prepayment occurs on or before the first anniversary of the Utilisation Date, 2 per cent. of the amount prepaid; and

(iv)	if the prepayment occurs after the first anniversary on or before the second anniversary of the Utilisation Date, 1 per cent. of the amount prepaid; and

(i)	if the prepayment occurs after the second anniversary of the Utilisation Date, no prepayment fee is payable.

(c)

No prepayment fee shall be payable under this Clause if the prepayment is made under Clause 7.1 (Illegality and Sanctions affecting a Lender), Clause 7.4 (Mandatory Prepayment on Sale or Total Loss) and Clause 7.5 (Right of repayment and cancellation in relation to a single Lender), Clause 24.2 (Provision of additional security; prepayment) or Clause 24.6 (Prepayment mechanism).

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)

Unless a contrary indication appears, in this Clause 12 (Tax Gross Up and Indemnities) reference to "determines" or "determined" means a determination made in the reasonable discretion of the person making the determination.

12.2	Tax gross-up

(a)

Each Obligor shall make all payments to be made by it under the Finance Documents to which it is a party in accordance with their terms without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)

If a Tax Deduction is required by law to be made by an Obligor under the Finance Documents to which it is a party in accordance with their terms, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)

The relevant Obligor shall (within five Business Days of written demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document to which it is a party.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(a)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(b)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(a)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(b)	relates to a FATCA Deduction required to be made by a Party.

(c)

A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Obligors.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3 (Tax indemnity), notify the Facility Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was received; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the relevant Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the relevant Obligor.

12.5	Stamp taxes

The relevant Obligor shall pay and, within five Business Days of written demand, indemnify each Secured Party against any cost, loss or liability which that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document to which it is a party.

12.6	VAT

(a)

To the extent applicable, all amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT (if applicable). The Recipient must (where this sub-paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT (if applicable) chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply (if applicable) but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part of it as represents VAT (if applicable), save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT (if any) from the relevant tax authority.

(d)

Any reference in this Clause 12.6 (VAT) to any Party shall, at any time when that Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes (if applicable), include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or equivalent provisions imposed elsewhere) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes (if applicable) at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).

(e)

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration (if applicable) and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements (if applicable) in relation to such supply.

(f)	For the avoidance of doubt, no VAT is chargeable by a Finance Party in connection with any Instalment, any payment of interest or any of the fees set out under Clause 11 (Fees).

12.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(a)	a FATCA Exempt Party; or

(b)	not a FATCA Exempt Party; and

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything and sub-paragraph (iii) of paragraph (a) above shall not oblige any other Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-paragraphs (i) or (ii) of paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify each Obligor and the Facility Agent and the Facility Agent shall notify the other Finance Parties.

12.9	Withholding certificate etc.

(a)	Each Lender shall:

(i)	where that Lender is an Original Lender, on the date of this Agreement;

(ii)	where that Lender is a New Lender (as defined in Clause 28.1 (Assignment or transfer by Transaction Obligors)), on the relevant Transfer Date; or

(iii)	within ten Business Days of the date of a request from the Facility Agent, supply to the Facility Agent:

(a)	a withholding certificate on IRS Form W-8, IRS Form W-9 or any other relevant form (including, for the avoidance of doubt, forms required in connection with tax laws other than in the US); or

(b)	any withholding statement or other document, authorisation or waiver as the Facility Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(b)	The Facility Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (a) above to the Borrower.

(c)

If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent by a Lender pursuant to paragraph (a) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for that Lender to do so (in which case such Lender shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

(d)

The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (a) or (c) above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraphs (a), (b) or (c) above.

13	INCREASED COSTS

13.1	Increased costs

(a)

Subject to Clause 13.3 (Exceptions), the Borrower shall, within five Business Days of written demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs (to the extent applicable) incurred by that Finance Party or13 any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation made,

in each case after the date of this Agreement; or

(iii)	the implementation, application of or compliance with Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV.

(b)	In this Agreement:

(i)	"Basel III" means:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)

the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

(ii)	"CRD IV" means:

(a)

Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012, as amended by Regulation (EU) 2019/876;

(b)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, as amended by Directive (EU) 2019/878; and

(c)	any other law or regulation which implements Basel III.

(iii)	"Increased Costs" means, to the extent applicable:

(a)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

(c)

Notwithstanding anything in this Clause above to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder, are deemed to have been introduced or adopted after the date of this Agreement, regardless of the date enacted or adopted.

13.2	Increased cost claims

(a)

A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)

compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied); or

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

14	OTHER INDEMNITIES

14.1	Currency indemnity

(a)

If any sum due from an Obligor under the Finance Documents (a "Sum") to which it is a party in accordance with their terms or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, on demand, indemnify each Secured Party to which that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)

Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents to which it is a party in accordance with their terms in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

(a)	Each Obligor shall, on written demand, indemnify each Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document to which it is a party in accordance with their terms on its due date;

(iii)

funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Secured Party alone); or

(iv)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

(b)

Each Obligor shall, on written demand, indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each such person for the purposes of this Clause 14.2 (Other indemnities) an "Indemnified Person"), against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents in accordance with their terms, having the benefit of any Security constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, the Ship unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.

(c)

Without limiting, but subject to any limitations set out in paragraph (b) above, the indemnity in paragraph (b) above shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:

(i)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions; or

(ii)	in connection with any Environmental Claim.

Any Affiliate or any officer or employee of a Finance Party or of any of its Affiliates may rely on this Clause 14.2 (Other indemnities) subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(d)

Each Obligor agrees that no Finance Party shall have any liability to any Obligor whether in tort, contract or otherwise for losses suffered by any Obligor in connection with, arising out of or in any way related to the transactions contemplated and the relationship established by any of the Finance Documents in accordance with their terms, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of a competent jurisdiction that such losses resulted from the gross negligence or wilful misconduct of the party from which recovery is sought. No Finance Party shall be liable for any damages arising from the use of others of any information or other materials obtained through 'intralinks' or other similar information transmission systems in connection with any of the Finance Documents in accordance with their terms and in no event shall any Finance Party be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not that Finance Party has been advised of the possibility of such loss or damages.

14.3	Indemnity to the Facility Agent

Each Obligor shall, on written demand, indemnify the Facility Agent against:

(a)	any reasonably incurred cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default; or

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents; and

(b)

any reasonably incurred cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent (otherwise than by reason of the Facility Agent's gross negligence or wilful misconduct) but not including any claim based on the fraud of the Facility Agent in acting as Facility Agent under the Finance Documents.

14.4	Indemnity to the Security Agent

(a)

Each Obligor shall, on written demand, indemnify the Security Agent and every Receiver and Delegate against any reasonably incurred cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them:

(i)	in relation to or as a result of:

(a)	any failure by the Borrower to comply with its obligations under Clause 16 (Costs and Expenses);

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	the taking, holding, protection or enforcement of the Finance Documents and the Transaction Security;

(d)

the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents to which it is a party in accordance with their terms or by law;

(e)

any default by any Transaction Obligor or an Approved Manager in the performance of any of the obligations expressed to be assumed by it in the Finance Documents to which it is a party in accordance with their terms;

(f)	any action by any Transaction Obligor or an Approved Manager which vitiates, affects its validity or is otherwise prejudicial to, the Transaction Security; and

(g)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents,

(ii)

acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Security Property or the performance of the terms of this Agreement or the other Finance Documents in accordance with their terms (otherwise, in each case, than by reason of the relevant Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct).

(b)

The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Security Assets in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.4 (Indemnity to the Security Agent) and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

15	MITIGATION BY THE FINANCE PARTIES

15.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality and Sanctions affecting a Lender), Clause 12 (Tax Gross Up and Indemnities), Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)

Paragraph (a) above does not in any way limit the obligations of any Transaction Obligor or an Approved Manager under the Finance Documents to which it is a party, in accordance with their respective terms.

15.2	Limitation of liability

(a)	Each Obligor shall, on demand, indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if either:

(i)	a Default has occurred and is continuing; or

(ii)	in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16	COSTS AND EXPENSES

16.1	Transaction expenses

The Obligors shall, on demand, pay the Facility Agent, the Security Agent the amount of all costs and expenses (including any agreed legal fees) reasonably incurred by any Secured Party in connection with the negotiation, preparation, printing, execution, syndication (but excluding any syndication costs Provided that there is no Event of Default which is continuing at the relevant time of such syndication) and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or in a Finance Document; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If:

(a)	a Transaction Obligor or an Approved Manager requests an amendment, waiver or consent under or in connection with this Agreement or any Finance Document to which it is a party; or

(b)	an amendment is required either pursuant to Clause 33.9 (Change of currency) or as contemplated in Clause 43.4 (Benchmark Replacement setting); or

(c)	a Transaction Obligor or an Approved Manager requests, and the Security Agent agrees to, the release of all or any part of the Security Assets from the Transaction Security,

the Obligors shall, on demand, reimburse each of the Facility Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by each Secured Party in responding to, evaluating, negotiating or complying with that request or requirement, if such request or requirement is granted or such amendment, waiver, consent or release are effected or, in the case that any external advisors are reasonably required by the Facility Agent or the Security Agent in order to consider such request, amendment, waiver, consent or release or at any time when such request, amendment, waiver, consent or release is related to Clause 24 (Security Cover) or when an Event of Default has occurred.

16.3	Enforcement and preservation costs

The Obligors shall, on demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Security, in accordance with their respective terms, and with any proceedings instituted by or against that Secured Party as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights, always in accordance with their terms.

SECTION 7

GUARANTEE

17	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower's obligations under the Finance Documents;

(b)

undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document to which it is a party in accordance with their terms, the Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

(c)

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document to which it is a party in accordance with their terms on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 (Guarantee and Indemnity) if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents to which it is a party in accordance with their terms, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Borrower or an Approved Manager or any security for those obligations or otherwise) is made by a Secured Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 17 (Guarantee and Indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of the Guarantor under this Clause 17 (Guarantee and Indemnity) and in respect of any Transaction Security will not be affected or discharged by an act, omission, matter or thing which, but for this Clause 17.4 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Clause 17 (Guarantee and Indemnity) or in respect of any Transaction Security (without limitation and whether or not known to it or any Secured Party) including:

(a)	any time, waiver or consent granted to, or composition with, the Borrower or other person;

(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(e)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Immediate recourse

The Guarantor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under any Finance Document or to enforce any Transaction Security) before claiming or commencing proceedings under this Clause 17 (Guarantee and Indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Following the occurrence of a Potential Event of Default which is continuing, each Secured Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 17 (Guarantee and Indemnity).

17.7	Deferral of Guarantor's rights

All rights which the Guarantor at any time has (whether in respect of this guarantee, a mortgage or any other transaction) against the Borrower or its respective assets shall be fully subordinated to the rights of the Secured Parties under the Finance Documents and until the end of the Security Period and unless the Facility Agent otherwise directs, the Guarantor will not exercise any rights which it may have (whether in respect of any Finance Document to which it is a Party or any other transaction) by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17 (Guarantee and Indemnity):

(a)	to be indemnified by the Borrower;

(b)

to claim any contribution from any third party providing security for, or any other guarantor of, the Borrower's obligations under the Finance Documents to which it is a party in accordance with their terms;

(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Secured Party;

(d)

to bring legal or other proceedings for an order requiring the Borrower to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against the Borrower; and/or

(f)	to claim or prove as a creditor of the Borrower in competition with any Secured Party.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Secured Parties by the Borrower under or in connection with the Finance Documents to which it is a party in accordance with their terms to be repaid in full on trust for the Secured Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 33 (Payment Mechanics).

17.8	Additional security

This guarantee and any other Security given by the Guarantor is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or Security or any other right of recourse now or subsequently held by any Secured Party or any right of set-off or netting or right to combine accounts in connection with the Finance Documents in accordance with their terms.

17.9	Applicability of provisions of Guarantee to other Security

Clauses 17.2 (Continuing guarantee), 17.3 (Reinstatement), 17.4 (Waiver of defences), 17.5 (Immediate recourse), 17.6 (Appropriations), 17.7 (Deferral of Guarantor's rights) and 17.8 (Additional security) shall apply, with any necessary modifications, to any additional Security which the Guarantor agrees to provide (whether at the time at which it signs this Agreement or at any later time) to secure the Secured Liabilities or any part of them.

17.10	Release

At the end of the Security Period, the Lenders shall release the Guarantor from this guarantee and indemnity and any of the Guarantor's obligations arising hereunder, with the exception of any indemnities contained in this Agreement or any of the other Finance Documents to which it is a party which are intended to survive Provided that such surviving indemnities shall survive only for a period of 12 months from the date of the relevant deed of release to be entered into by and between the relevant parties at that time.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18	REPRESENTATIONS

18.1	General

Each Obligor makes the representations and warranties set out in this Clause 18 (Representations) to each Finance Party on the date of this Agreement.

18.2	Status

(a)	It is a limited liability company, duly incorporated and validly existing in good standing under the law of its Original Jurisdiction.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

18.3	Share capital and ownership

(a)	The Borrower is authorised to issue 500 registered shares of $0.01 par value each, all of which shares have been issued fully paid.

(b)

The legal title to and beneficial interest in the shares in the Borrower is held by the Guarantor free of any Security (other than Permitted Security) or any other claim it being acknowledged however that the Guarantor is a US Nasdaq listed company.

(c)	None of the shares in the Borrower is subject to any option to purchase, pre-emption rights or similar rights.

18.4	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document to which it is a party are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations in accordance with their terms.

18.5	Validity, effectiveness and ranking of Security

(a)

Each Finance Document to which it is a party does now or, as the case may be, will upon execution and delivery create, the Security it purports to create over any assets to which such Security, by its terms, relates, and such Security will, when created or intended to be created, be valid and effective.

(b)

No third party has or will have any Security (except for Permitted Security) over any assets that are the subject of any Transaction Security granted by it under the Finance Documents to which it is a party in accordance with its terms.

(c)

The Transaction Security granted by it to the Security Agent or any other Secured Party has or will when created or intended to be created have first ranking priority or such other priority it is expressed to have in the Finance Documents and is not subject to any prior ranking or pari passu ranking Security.

(d)	No concurrence, consent or authorisation of any person that is not party to this Agreement is required for the creation of or otherwise in connection with any Transaction Security.

18.6	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, each Transaction Document to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.

18.7	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise:

(i)	its entry into, performance and delivery of, each Transaction Document to which it is or will be a party and the transactions contemplated by those Transaction Documents; and

(ii)	in the case of the Borrower, its registration of the Ship under the Approved Flag.

(b)	No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

18.8	Validity and admissibility in evidence

To the best of its knowledge and belief after having made due enquiries, all Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(b)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

18.9	Governing law and enforcement

(a)	To the best of its knowledge and belief, the choice of governing law of each Transaction Document to which it is a party will be recognised and enforced in its Relevant Jurisdictions.

(b)

To the best of its knowledge and belief, any judgment obtained in relation to a Transaction Document to which it is a party in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in its Relevant Jurisdictions.

18.10	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 26.8 (Insolvency proceedings); or

(b)	creditors' process described in Clause 26.9 (Creditors' process),

has been taken or, to its knowledge, threatened in relation to any Transaction Obligor, an Approved Manager or any member of the Group; and none of the circumstances described in Clause 26.7 (Insolvency) applies to any Transaction Obligor, an Approved Manager or any member of the Group.

18.11	No filing or stamp taxes

Under the laws of its Relevant Jurisdictions it is not necessary that the Finance Documents to which it is a party be registered, filed, recorded, notarised or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents to which it is a party or the transactions contemplated by those Finance Documents except the registration of a Mortgage at the applicable ship registry of the relevant Approved Flag; which registration will be made promptly after the date of the relevant Finance Documents.

18.12	Deduction of Tax

It is not required to make any Tax Deduction from any payment it may make under any Finance Document to which it is a party in accordance with its terms.

18.13	No default

(a)

On the date of this Agreement and on the Utilisation Date, no Event of Default has occurred which is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)

No other event or circumstance is outstanding which constitutes a default or a termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which could have a Material Adverse Effect.

18.14	No misleading information

To the best of its knowledge and belief, after having made due enquiries:

(a)

any factual information provided by any Transaction Obligor or an Approved Manager for the purposes of this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	any budget contained in such information has been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from any such information and no information has been given or withheld that results in any such information being untrue or misleading in any material respect.

18.15	Financial Statements

(a)

The Original Financial Statements give a true and fair view of the Guarantor's financial condition as at the end of the relevant financial year and its results of operations during the relevant financial year (consolidated and inclusive of the Guarantor's subsidiaries).

(b)	There has been no event having a Material Adverse Effect since 31 December 2023.

(c)	Its most recent financial statements delivered pursuant to Clause 19.2 (Financial statements):

(i)	have been prepared in accordance with Clause 19.4 (Requirements as to financial statements); and

(ii)

give a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition as at the end of the relevant financial year and operations during the relevant financial year (consolidated in the case of the Guarantor).

(d)	Since the date of the most recent financial statements delivered pursuant to Clause 19.2 (Financial statements) there has been no event having a Material Adverse Effect.

18.16	Pari passu ranking

Its payment obligations under the Finance Documents to which it is a party in accordance with its terms rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.17	No proceedings pending or threatened

(a)

No litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any other Transaction Obligor, an Approved Manager or any member of the Group.

(b)

No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against it or any other Transaction Obligor, an Approved Manager or any member of the Group.

18.18	Validity and completeness of the Shipbuilding Contract

(a)	The Shipbuilding Contract constitutes legal, valid, binding and enforceable obligations of the Builder.

(b)	The Shipbuilding Contract delivered to the Facility Agent before the date of this Agreement is a true and complete copy.

(c)

No amendments or additions to the Shipbuilding Contract have been agreed nor has the Borrower or the Builder waived any of their respective rights under the Shipbuilding Contract, other than as disclosed to the Facility Agent in writing on or before the date of this Agreement.

18.19	No rebates etc.

There is no agreement or understanding to allow or pay any rebate, premium, inducement, commission, discount or other benefit to the Borrower or any other member of the Group, the Builder or a third party in connection with the purchase by the Borrower of the Ship, other than as disclosed to the Facility Agent in writing on or before the date of this Agreement.

18.20	Valuations

(a)

All information supplied by it or on its behalf to an Approved Valuer for the purposes of a valuation delivered to the Facility Agent in accordance with this Agreement was true and accurate as at the date it was supplied or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)	It has not omitted to supply any information to an Approved Valuer which, if disclosed, would adversely affect any valuation prepared by such Approved Valuer.

(c)

There has been no change to the factual information provided pursuant to paragraph (a) above in relation to any valuation between the date such information was provided and the date of that valuation which, in either case, renders that information untrue or misleading in any material respect.

18.21	No breach of laws

It has not (and no other member of the Group has) breached any applicable law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

18.22	No Charter

The Ship is not subject to any Charter other than a Permitted Charter.

18.23	Compliance with Environmental Laws

All applicable Environmental Laws relating to the ownership, operation and management of the Ship and the business of each member of the Group and the terms of all applicable Environmental Approvals have been complied with.

18.24	No Environmental Claim

No Environmental Claim has been made or threatened against any member of the Group or the Ship which might reasonably be expected to have a Material Adverse Effect.

18.25	No Environmental Incident

No Environmental Incident has occurred and no person has claimed that an Environmental Incident has occurred.

18.26	ISM and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, an Approved Manager and the Ship have been complied with.

18.27	Taxes paid

(a)

It is not and no other member of the Group is materially overdue in the filing of any applicable Tax returns and it is not (and no other member of the Group is) overdue in the payment of any amount in respect of applicable Tax.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any other member of the Group) with respect to Taxes.

18.28	Financial Indebtedness

The Borrower has no Financial Indebtedness outstanding other than Permitted Financial Indebtedness.

18.29	Good title to assets

It has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

18.30	Ownership

(a)	The Borrower is the sole legal and beneficial owner of all rights and interests which the Shipbuilding Contract creates in favour of the Borrower.

(b)

With effect on and from the Delivery Date, the Borrower will be the sole legal and beneficial owner of the Ship, the Earnings and the Insurances it being acknowledged however that the Guarantor, in its capacity as Shareholder, is a US Nasdaq listed company.

(c)

With effect on and from the date of its creation or intended creation, each Transaction Obligor will be the sole legal and beneficial owner of any asset that is the subject of any Transaction Security created or intended to be created by such Transaction Obligor under the Finance Documents to which it is a party in accordance with their terms.

(d)

The constitutional documents of each Obligor do not and could not restrict or inhibit any transfer of the shares of the Borrower on enforcement, following, for the avoidance of doubt, an Event of Default which is continuing, conferred by the Finance Documents in accordance with their terms.

18.31	Place of business

Each Obligor will maintain its place of business and keep its corporate documents and records at the address stated in Clause 36 (Notices) and will not establish or do anything as a result of which it would be deemed to have a place of business in the United States or in the United Kingdom, it being acknowledged however that the Guarantor is a US NASDAQ Stock listed entity.

18.32	No employee or pension arrangements

(a)	The Borrower does not have any employees (other than the master and crew members of the Ship owned by it) or any outstanding liabilities under any pension scheme.

(b)	To the extent applicable, within the last six years, no Transaction Obligor or an Approved Manager nor any ERISA Affiliate has sponsored, maintained or was obligated to contribute to any Plan.

(c)

To the extent applicable, no Transaction Obligor nor an Approved Manager is deemed to be an entity whose underlying assets constitute "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

The execution and delivery of this Agreement and the consummation of the transactions hereunder will not involve any non-exempt "prohibited transaction" for purposes of Section 406 of ERISA or Section 4975 of the Code.

18.33	Sanctions

(a)

Neither any Approved Manager nor any other Transaction Obligor nor any of their respective Subsidiaries, directors or officers (nor to the Borrower's best knowledge, none of any such person's employees or agents acting within the scope of their agency):

(i)	is a Prohibited Person;

(ii)	has violated or is violating any Sanctions;

(iii)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority; or

(iv)	is knowingly engaged in any activity that would reasonably be expected to result in such person being designated as a Prohibited Person.

(b)

Each of the Transaction Obligors and the Approved Manager has implemented and maintains in effect a Sanctions compliance policy or internal procedure, which is designed to ensure compliance by each such Transaction Obligor and the Approved Manager, its Subsidiaries and their respective directors, officers, employees and agents with Sanctions.

(c)	The Ship is not a Sanctioned Ship.

18.34	US Tax Obligor

No Transaction Obligor is a US Tax Obligor.

18.35	Margin Regulations; Investment Company Act

(a)

No Obligor is not engaged, nor will it engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), and no proceeds of the Loan will be used to buy or carry any margin stock or to extend credit to others for the purpose of buying or carrying any margin stock.

(b)	No Transaction Obligor is required to be registered as an "investment company" under the United States of America Investment Company Act of 1940.

18.36	Anti-bribery

No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

18.37	PATRIOT Act

To the extent applicable each Obligor is in compliance with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act.

18.38	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

19	INFORMATION UNDERTAKINGS

19.1	General

The undertakings in this Clause 19 (Information Undertakings) remain in force throughout the Security Period unless the Facility Agent, acting with the authorisation of the Majority Lenders (or, where specified, all the Lenders), may otherwise permit.

19.2	Financial statements

The Obligors shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)

as soon as they become available, but in any event within 180 days after the end of each of the Guarantor's financial years, the audited consolidated financial statements of the Guarantor and its subsidiaries (including the Borrower) for that financial year;

(b)	as soon as they become available, but in any event within 75 days after the end of each of the Borrower's financial years, the unaudited financial statements of the Borrower for that financial year;

(c)

as soon as they become available, but in any event within 75 days after the end of the Guarantor's and the Borrower's Fiscal Quarter, the management accounts for that Fiscal Quarter of the Borrower and the unaudited consolidated financial statements of the Guarantor and its subsidiaries (including the Borrower) for that Fiscal Quarter, unless such information in respect of the financial statements of the Guarantor is otherwise publicly available to the Facility Agent; and

(d)

as soon as possible, but in any event within 60 days after the end of each financial year of the Borrower, a budget in a format reasonably approved by the Facility Agent which shows the anticipated expenditure in respect of the Ship during the next financial year of the Borrower (including, if applicable, an estimate of the first special survey of the Ship).

19.3	Compliance Certificate

(a)

The Guarantor shall supply to the Facility Agent, with each set of financial statements delivered pursuant to sub-paragraph (a) of Clause 19.2 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20.2 (Guarantor's financial covenants) as at the date as at which those financial statements were drawn up.

(b)

Each Compliance Certificate shall be signed by two directors of the Guarantor and shall be reported on by the Guarantor's auditors in the form agreed by the Obligors and all the Lenders before the date of this Agreement.

19.4	Requirements as to financial statements

(a)

Each set of financial statements delivered by an Obligor pursuant to Clause 19.2 (Financial statements) shall be certified by a director of the relevant Obligor as giving a true and fair view (if audited) or fairly representing (if unaudited) its financial condition and operations as at the date as at which those financial statements were drawn up.

(b)

The Guarantor shall procure that each set of financial statements delivered pursuant to Clause 19.2 (Financial statements) is prepared using GAAP accounting practices unless, in relation to any set of financial statements, it notifies the Facility Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Facility Agent:

(i)	a description of any change necessary for those financial statements to reflect the current GAAP, accounting practices and reference periods; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 20 (Financial Covenants) has been complied with.

19.5	Information: miscellaneous

Each Obligor shall, and shall procure that each other Transaction Obligor and an Approved Manager shall, supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	all documents dispatched by it to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(c)

promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group and which might have a Material Adverse Effect;

(d)

as soon as practicable upon becoming aware of any fact indicating that it or any other member of the Group or an Approved Manager may be in breach, or be exposed to a breach, of Sanctions, Provided that the notification as such does not constitute a breach of mandatory law applicable to it;

(e)	promptly, its constitutional documents where these have been amended or varied;

(f)	promptly, such further information and/or documents regarding:

(i)	the Ship, the Earnings or the Insurances;

(ii)	the Security Assets;

(iii)	compliance of the Transaction Obligors and an Approved Manager with the terms of the Finance Documents to which they are a party in accordance with their terms;

(iv)	the financial condition, business and operations of any member of the Group,

as any Finance Party (through the Facility Agent) may reasonably request; and

(g)

promptly, such further information and/or documents as any Finance Party (through the Facility Agent) may reasonably request so as to enable such Finance Party to comply with any laws applicable to it or as may be required by any regulatory authority.

19.6	Notification of Default

(a)

Each Obligor shall notify the Facility Agent of any Default which is continuing (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)

Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default has occurred and is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.7	"Know your customer" checks

(a)	If (considering that the Guarantor is listed at the US Nasdaq):

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)

any change in the status of a Transaction Obligor or an Approved Manager (or of a Holding Company of that Transaction Obligor or that Approved Manager) (including, without limitation, a change of ownership of a Transaction Obligor or an Approved Manager or of a Holding Company of a Transaction Obligor or an Approved Manager) after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges a Finance Party (or, in the case of sub-paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of any Finance Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by a Servicing Party (for itself or on behalf of any other Finance Party) or any Lender (for itself or, in the case of the event described in sub-paragraph (iii) above, on behalf of any prospective new Lender) in order for such Finance Party or, in the case of the event described in sub-paragraph (iii) above, any prospective new Lender, to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations, including without limitation Sanctions, pursuant to the transactions contemplated in the Finance Documents including, without limitation, obtaining, verifying and recording certain information and documentation that will allow the Facility Agent and each of the Lenders to identify each Transaction Obligor and the Approved Manager in accordance with the requirements of the PATRIOT Act.

(b)

Each Lender shall promptly upon the request of a Servicing Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Servicing Party (for itself) in order for that Servicing Party to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations, including without limitation Sanctions, pursuant to the transactions contemplated in the Finance Documents including, without limitation, obtaining, verifying and recording certain information and documentation that will allow the Facility Agent and each of the Lenders to identify each Transaction Obligor and the Approved Manager in accordance with the requirements of the PATRIOT Act.

19.8	No variation of Shipbuilding Contract

The Borrower shall not, whether by a document, by conduct, by acquiescence or in any other way materially vary the Shipbuilding Contract.

19.9	Provision of information relating to the Shipbuilding Contract

Without prejudice to Clause 19.5 (Information: miscellaneous) the Borrower shall:

(a)

immediately inform the Facility Agent if any breach of the Shipbuilding Contract occurs or a serious risk of such a breach arises and of any other event or matter affecting the Shipbuilding Contract which has or is reasonably likely to have a Material Adverse Effect;

(b)	provide the Facility Agent, promptly after service, with copies of all notices served on or by the Borrower under or in connection with the Shipbuilding Contract; and

(c)

provide the Facility Agent with any information which it requests about any interest or right of any kind which the Borrower has at any time to, in or in connection with, the Shipbuilding Contract or in relation to any matter arising out of or in connection with the Shipbuilding Contract including the progress of the construction of the Ship.

20	FINANCIAL COVENANTS

20.1	Minimum Cash Reserve

The Borrower shall maintain in the Cash Reserve Account on and from the Delivery Date a credit balance of:

(a)	$300,000, at any time when the Ship is employed under an Assignable Charter and for the duration of such Assignable Charter; or

(b)	$500,000, at any time when the Ship is not employed under an Assignable Charter,

and in each case throughout the duration of the Security Period,

(the "Minimum Cash Reserve").

20.2	Guarantor's financial covenants

(a)	At all times during the Security Period the Guarantor shall:

(i)	maintain Net Worth of not less than $15,000,000;

(ii)	ensure that the Leverage Ratio shall not exceed 75 per cent; and

(b)

The financial covenants set out in paragraphs (i) and (ii) above shall apply at all times throughout the duration of the Security Period and shall be tested (A) annually by reference to the financial statements of the Guarantor delivered pursuant to paragraph (a) of Clause 19.2 (Financial Statements) together with the Compliance Certificate delivered pursuant to Clause 19.3 (Compliance Certificate) and (B) at any other time that the Facility Agent may reasonably require, by reference to the financial statements of the Guarantor most recently provided pursuant to Clause 19.2 (Financial Statements), commencing with the first relevant quarter test period following the Utilisation Date.

(c)	Definitions

In this Clause 20 (Financial Covenants):

"Fleet Vessels" means all of the vessels from time to time owned by any member of the Group or, as the case may be, of which any member of the Group is a disponent owner (each a "Fleet Vessel").

"Fleet Book Value" means, at the end of a relevant period, the aggregate book value of the Fleet Vessels less depreciation as stated in the most recent financial statements of the Group delivered pursuant to Clause 19.2(a) (Financial statements).

"Fleet Market Value" means, at the date of calculation, the aggregate of the Market Values of the Fleet Vessels.

"Leverage Ratio" means, at any relevant time, the ratio of:

(a)	the Total Liabilities; to

(b)	the Market Value Adjusted Total Assets.

"Market Value" means, in relation to each Fleet Vessel (other than the Ship), the market value thereof as obtained by the Guarantor for purposes of Clause 19.2(a) (Financial statements) and, in relation to the Ship, its most recent Market Value obtained for purposes of Clause 24.1 (Minimum required security cover).

"Market Value Adjusted Total Assets" means, at any relevant time, the Total Assets as adjusted by replacing the Fleet Book Value with the Fleet Market Value.

"Net Worth" means, at any relevant time, the amount obtained by deducting from the Market Value Adjusted Total Assets the amount of the Total Liabilities.

"Total Assets" means, at any relevant time, the total assets (including cash and cash equivalents) of the Group as stated in the most recent financial statements provided under Clause 19.2(a) (Financial statements).

"Total Liabilities" means, at any relevant time, the total liabilities of the Group as stated in the most recent financial statements provided under Clause 19.2(a) (Financial statements).

(d)

The Borrower shall provide the valuations (which, for the avoidance of doubt, may be desktop valuations) required to determine the Fleet Market Value for the purpose of this Clause 20.2 (Guarantor's financial covenants) together with each Compliance Certificate to be provided pursuant to Clause 19.3 (Compliance certificate).

In the event that the Facility Agent obtains valuations to test the financial covenants set out under Clause 20.2 (Guarantor's financial covenants) at any other time it so reasonably requires, such valuations (whether desktop or, as the case may be at the Facility Agent's discretion, by an Approved Valuer) shall be at the expense of the Facility Agent unless that testing determines that the Guarantor is not in compliance with Clause 20.2 (Guarantor's financial covenants), in which case, such valuations shall be at the expense of the Borrower.

20.3	Most favoured Nations

The Guarantor shall ensure at all times during the Security period that the financial covenants described in Clause 20.2 (Guarantor's financial covenants) are no less favourable to the financial covenants granted or to be granted by the Guarantor under any existing or, as the case may be, future credit or loan facility or indenture agreement (or guarantee thereof) creating Financial Indebtedness to which the Guarantor or any of its Subsidiaries is a party or any amendment or supplement to that credit, loan facility or indenture agreement (or guarantee thereof) or any agreement creating Financial Indebtedness to refinance or otherwise substitute any existing Financial Indebtedness of, or guarantee by, the Guarantor,

Provided that, for the avoidance of doubt, for the purpose of this Clause any covenant regarding the provision of cash collateral or restricted cash of any sort granted to other banks, financiers or other financial institutions shall not constitute a financial covenant for the purposes of this Clause.

Notwithstanding this Clause 20.3 (Most favoured Nations) above, the Guarantor shall promptly advise the Facility Agent of those arrangements and covenants in advance and shall, upon the Facility Agent's request (acting on the instructions of the Majority Lenders), enter into such documentation which amends and supplements this Agreement and the other Finance Documents, as the Majority Lenders may require in order to achieve parity with other banks, financiers or other financial institutions under the relevant financing of the Guarantor.

21	GENERAL UNDERTAKINGS

21.1	General

The undertakings in this Clause 21 (General Undertakings) remain in force throughout the Security Period except as the Facility Agent, acting with the authorisation of the Majority Lenders (or, where specified, all the Lenders) may otherwise permit.

21.2	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect;

(b)	supply certified copies to the Facility Agent of,

any applicable Authorisation required under any law or regulation of a Relevant Jurisdiction or the state of the Approved Flag at any time of the Ship to enable it to:

(i)	perform its obligations under the Transaction Documents to which it is a party in accordance with its terms;

(ii)

ensure the legality, validity, enforceability or admissibility in evidence in any Relevant Jurisdiction and in the state of the Approved Flag at any time of the Ship of any Transaction Document to which it is a party in accordance with its terms;

(iii)	own and operate the Ship (in the case of the Borrower); and

(c)

without prejudice to the generality of the above, ensure that if, but for the obtaining of an applicable Authorisation, an Obligor would be in breach of any of the provisions of this Agreement which relate to Sanctions or, by reason of Sanctions, would be prohibited from performing any provision of this Agreement, such an Authorisation is obtained so as to avoid such breach or to enable such performance.

21.3	Compliance with laws

Each Obligor shall, and shall procure that each other Transaction Obligor and an Approved Manager will, comply in all respects with all applicable laws and regulations to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect including (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order thereto and (ii) the PATRIOT Act.

21.4	Environmental compliance

Each Obligor shall, and shall procure that each other Transaction Obligor and the Approved Manager will, and the Guarantor shall ensure that each other member of the Group will:

(a)	comply with all applicable Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite and applicable Environmental Approvals;

(c)	implement procedures to monitor compliance with and to prevent liability under any applicable Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

21.5	Environmental Claims

Each Obligor shall, and shall procure that each other Transaction Obligor and the Approved Manager will, (through the Guarantor), promptly upon becoming aware of the same, inform the Facility Agent in writing of:

(a)	any Environmental Claim which is current, pending or threatened against it or any member of the Group or the Approved Manager; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against it or any member of the Group or the Approved Manager,

where the claim, if determined against it or any member of the Group or, as the case may be, the Approved Manager, has or is reasonably likely to have a Material Adverse Effect.

21.6	Taxation

(a)

Each Obligor shall, and shall procure that each other Transaction Obligor will, pay and discharge all applicable Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)

adequate reserves are maintained for those Taxes and the costs required to contest them and both have been disclosed in its latest financial statements delivered to the Facility Agent under Clause 19.2 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No Obligor shall, and the Obligors shall procure that no other Transaction Obligor will, change its residence for Tax purposes without a prior written notification to the Facility Agent.

21.7	No change to centre of main interests

No Obligor shall have any place of business in the US or the UK without prior written notice to the Facility Agent.

21.8	Pari passu ranking

Each Obligor shall, and shall procure that each other Transaction Obligor will, ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents to which it is a party in accordance with its terms rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

21.9	Title

(a)	The Borrower shall hold the legal title to, and own the entire beneficial interest in:

(i)	the Shipbuilding Contract;

(ii)	with effect from the Delivery Date the Ship, the Earnings and the Insurances; and

(iii)

with effect on and from its creation or intended creation, any other assets the subject of any Transaction Security created or intended to be created by the Borrower under the Finance Documents to which it is a party in accordance with their terms.

(b)

The Guarantor shall hold the legal title to, and own the entire beneficial interest in with effect on and from its creation or intended creation, any assets that are the subject of any Transaction Security created under the Finance Documents.

21.10	Negative pledge

(a)

No Obligor shall, and the Obligors shall procure that no other Transaction Obligor or an Approved Manager will, create or permit to subsist any Security over any of its assets which are, in the case of a Transaction Obligor other than the Borrower, the subject of the Security created or intended to be created by the Finance Documents to which it is a party in accordance with their terms.

(b)	The Borrower shall not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a Transaction Obligor, an Approved Manager or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Permitted Security.

21.11	Disposals

(a)

Unless otherwise permitted under this Agreement, the Borrower shall not, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset (including without limitation the Ship, the Earnings or the Insurances or any sale or transfer or other arrangement pursuant to Clause 21.10 (b) (Negative Pledge)) without the prior consent of the Facility Agent (such consent not to be unreasonably withheld).

(b)

Paragraph (a) above does not apply to any Charter as all Charters are subject to Clause 23.16 (Restrictions on chartering, appointment of managers etc.), to any withdrawals from the Earnings Account which are governed by Clause 25 (Accounts and application of Earnings) or any sale of the Ship Provided that the Borrower is in compliance with Clause 7.4 (Mandatory prepayment on sale or Total Loss) and Clause 7.6 (Restrictions).

21.12	Merger

(a)	No Obligor shall, and the Obligors shall procure that no other Transaction Obligor will, enter into any amalgamation, demerger, merger, corporate reconstruction or consolidation.

(b)

Paragraph (a) above shall not apply to any amalgamation, demerger, merger, corporate reconstruction or consolidation entered into by the Guarantor with the prior written consent of the Facility Agent, such consent not to be unreasonably withheld, if:

(a)	the Guarantor is the surviving legal entity;

(b)	the Guarantor continues to comply with the provisions of Clause 20.2 (Guarantor's Financial Covenants) following such amalgamation, demerger, merger, corporate reconstruction or consolidation;

(c)

at the time of such amalgamation, demerger, merger, corporate reconstruction or consolidation there is no Event of Default that is continuing and no Change of Control will result from such amalgamation, demerger, merger, corporate reconstruction or consolidation; and

(d)	such amalgamation, demerger, merger, corporate reconstruction or consolidation or does not have or is not reasonably likely to have a Material Adverse Effect.

21.13	Change of type of business

(a)	The Guarantor shall not change the type of its business from that carried on at the date of this Agreement.

(b)	The Borrower shall not engage in any type of business other than the ownership, chartering, trading and operation of the Ship.

21.14	Financial Indebtedness

No Obligor shall incur or permit to be outstanding any Financial Indebtedness except Permitted Financial Indebtedness.

21.15	Expenditure

The Borrower shall not incur any expenditure, except for expenditure reasonably incurred in the ordinary course of its business of ship-owning, operating, maintaining and repairing the Ship.

21.16	Share capital

The Borrower shall not:

(a)	purchase, cancel, redeem or retire any of its issued shares;

(b)	increase or reduce the number of shares that it is authorised to issue or change the par value of such shares or create any new class of shares;

(c)

issue any further shares except to the Shareholder and provided such new shares are made subject to the terms of the Shares Security immediately upon the issue of such new shares in a manner reasonably satisfactory to the Security Agent and the terms of the Shares Security are complied with;

(d)	appoint any further director or officer of the Borrower (unless the provisions of the Shares Security are complied with).

21.17	Dividends

Unless otherwise permitted by the Facility Agent:

(a)	the Borrower shall only be entitled to make a semi-annual Dividend Payment to the Guarantor Provided that:

(i)	no Event of Default has occurred at the time of such Dividend Payment nor would an Event of Default occur as a result of such Dividend Payment; and

(ii)	the Security Cover Ratio is at least 150 per cent. before the making of the relevant Dividend Payment and will remain at least 150 per cent. after the making of the relevant Dividend Payment.

(b)	the Guarantor may only make a quarterly Dividend Payment Provided that no Event of Default has occurred or would result from such Guarantor's Dividend Payment.

For the purposes of this Clause 21.17 (Dividends), "Security Cover Ratio" means, at any relevant time, the aggregate Market Value of the Ship plus any cash in the Cash Reserve Account and the Earnings Account, expressed as a percentage of the Loan.

21.18	Other transactions

The Borrower shall not:

(a)

be the creditor in respect of any loan or any form of credit to any person other than another any member of the Group or an Approved Manager and where such loan or form of credit is Permitted Financial Indebtedness;

(b)

give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which the Borrower assumes any liability of any other person other than any guarantee or indemnity given under the Finance Documents or permitted in the ordinary course of its business for operating the Ship up to the maximum amount of $500,000.

(c)	enter into any material agreement other than:

(i)	the Transaction Documents;

(ii)

any other agreement expressly allowed under any other term of this Agreement or required in the ordinary course of its business Provided that it is not otherwise restricted from entering into such agreement pursuant to the terms of this Agreement; and

(d)	enter into any transaction on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms' length; or

(e)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks.

21.19	Unlawfulness, invalidity and ranking; Security imperilled

No Obligor shall, and the Obligors shall procure that no other Transaction Obligor or Approved Manager will, do (or fail to do) or cause or permit another person to do (or omit to do) anything which is likely to:

(a)

make it unlawful or contrary to Sanctions for a Transaction Obligor or an Approved Manager to perform any of its obligations under the Transaction Documents to which it is a party in accordance with their terms;

(b)

cause any obligation of a Transaction Obligor or an Approved Manager under the Transaction Documents to which it is a party to cease to be legal, valid, binding or enforceable in accordance with their terms;

(c)	cause any Transaction Document to which it is a party to cease to be in full force and effect in accordance with its terms;

(d)	cause any Transaction Security to rank after, or lose its priority to, any other Security; and

(e)	imperil or jeopardise the Transaction Security.

21.20	Sanctions

(a)

No Obligor shall, and shall not suffer, permit or authorize any other Transaction Obligor or Approved Manager or any other member of the Group to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Loan or other transaction(s) contemplated by this Agreement to fund any trade, business or other activities:

(i)	involving or for the benefit of any Prohibited Person or any subsidiary or joint venture partner of any Prohibited Person (whether at the time of such funding or otherwise);

(ii)	in any country or territory, that at the time of such funding is a Sanctioned Country; or

(iii)	in any other manner that would result in a violation of Sanctions by any Transaction Obligor, any Approved Manager, any other member of the Group or any Finance Party.

(b)	Each Obligor will, and will ensure that any other Transaction Obligor and Approved Manager and any other member of the Group will:

(i)

ensure that no person that is a Prohibited Person will have any legal or beneficial interest in any funds repaid or remitted by that Transaction Obligor or Approved Manager to a Lender in connection with the Loan or any part of the Loan;

(ii)	not fund all or any part of any payment or repayment under the Loan out of proceeds derived from any activity with a Prohibited Person or in or with a Sanctioned Country;

(iii)

not fund all or any part of any payment or repayment under the Loan out of proceeds derived from transactions which would be prohibited by Sanctions or would otherwise cause any Finance Party, any Transaction Obligor, the Approved Manager or any other member of the Group to be in breach of Sanctions; and

(iv)	procure that no proceeds from activities or business with a Prohibited Person or in or with a Sanctioned Country are credited to any Earnings Account or any other Account.

(c)

Each Obligor shall (and shall procure that each other Transaction Obligor and each other member of the Group shall) maintain in effect a Sanctions compliance policy or internal procedure, which is designed to ensure compliance by each such person and their respective directors, officers, employees and agents with Sanctions and any changes to any Sanctions compliance policy or internal procedure shall be promptly communicated to the Facility Agent upon its request. Without limitation on the foregoing, such Sanctions compliance policy or internal procedure shall procure that each Transaction Obligor, each other member of the Group and their respective directors, officers, employees and agents shall, where applicable:

(i)	conduct their activities in a manner consistent with Sanctions;

(ii)	have sufficient resources in place to ensure execution of and compliance with their own Sanctions policies by their personnel, e.g., direct hires, contractors, and staff;

(iii)	ensure Subsidiaries and Affiliates comply with the relevant policies, as applicable;

(iv)	have relevant controls in place to monitor automatic identification system (AIS) transponders;

(v)	have controls in place to screen and assess onboarding or offloading cargo in areas they determine to present a high risk;

(vi)	have controls to assess authenticity of bills of lading, as necessary; and

(vii)	have controls in place consistent with the Sanctions Advisory.

(d)	Each Obligor shall procure that each other Transaction Obligor or an Approved Manager and each other member of the Group will comply in all respects with Sanctions.

(e)	No Obligor, no other Transaction Obligor, no Approved Manager nor any other member of the Group shall be a Prohibited Person.

21.21	Further assurance

(a)

Each Obligor shall, and shall procure that each other Transaction Obligor and Approved Manager will, promptly, and in any event within the time period specified by the Security Agent do all such acts (including procuring or arranging any registration, notarisation or authentication or the giving of any notice) or execute or procure execution of all such documents (including assignments, transfers, mortgages, charges, notices, instructions, acknowledgments, proxies and powers of attorney), as the Security Agent may specify (and in such form as the Security Agent may require in favour of the Security Agent or its nominee(s)):

(i)

to create, perfect, vest in favour of the Security Agent or protect the priority of the Security or any right of any kind created or intended to be created under or evidenced by the Finance Documents to which they are a party in accordance with their terms (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of any of the Secured Parties provided by or pursuant to the Finance Documents or by law;

(ii)

to facilitate or expedite the realisation and/or sale of, the transfer of title to or the grant of, any interest in or right relating to the assets which are, or are intended to be, the subject of the Transaction Security or to exercise any power specified in any Finance Document to which it is a party in respect of which the Security has become enforceable in accordance with its terms; and/or

(iii)	to enable or assist the Security Agent to enter into any transaction to commence, defend or conduct any proceedings and/or to take any other action relating to any item of the Security Property.

(b)

Each Obligor shall, and shall procure that each other Transaction Obligor and an Approved Manager will, take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Secured Parties by or pursuant to the Finance Documents to which they are a party, in accordance with their terms.

(c)

At the same time as an Obligor delivers to the Security Agent any document executed by itself or another Transaction Obligor or an Approved Manager pursuant to this Clause 21.21 (Further assurance), that Obligor shall deliver, or shall procure that such other Transaction Obligor or Approved Manager will deliver, to the Security Agent a certificate signed by two of that Obligor's or Transaction Obligor's or Approved Manager's directors or officers which shall:

(i)	set out the text of a resolution of that Obligor's or Transaction Obligor's or Approved Manager's directors specifically authorising the execution of the document specified by the Security Agent; and

(ii)

state that either the resolution was duly passed at a meeting of the directors validly convened and held, throughout which a quorum of directors entitled to vote on the resolution was present, or that the resolution has been signed by all the directors or officers and is valid under that Obligor's or Transaction Obligor's or Approved Manager's articles of association or other constitutional documents.

21.22	Employees and ERISA compliance

To the extent that ERISA is applicable, the Borrower shall not employ any individuals (other than the master and crew members of the Ship owned by it). Neither the Borrower nor any ERISA Affiliate shall sponsor, maintain or become obligated to contribute to any Plan. The Borrower shall provide prompt written notice to the Facility Agent in the event that the Borrower becomes aware that the Borrower or any ERISA Affiliate has incurred or is reasonably likely to incur any liability with respect to any Plan, that, individually or in the aggregate with any other such liability, would be reasonably expected to have a Material Adverse Effect.

21.23	Books and records

The Guarantor will keep proper records and accounts which will be accurate in all material respects and in which full, true and correct entries in accordance with GAAP will be made of all dealings or transactions in relation to its business and activities.

22	INSURANCE UNDERTAKINGS

22.1	General

The undertakings in this Clause 22 (Insurance Undertakings) remain in force on and from the Delivery Date and throughout the rest of the Security Period except as the Facility Agent, acting with the authorisation of the Majority Lenders (or, where specified, all the Lenders) may otherwise permit.

22.2	Maintenance of obligatory insurances

The Borrower shall keep the Ship insured at its expense against:

(a)	fire and usual marine risks (including hull and machinery and excess risks) against all perils of the seas;

(b)	war risks including, but not limited to, violent theft, terrorism and piracy;

(c)	protection and indemnity risks including crew liability, cargo liability, pollution liability, removal of wreck and customary war risks; and

(d)

any other risks against which the Borrower (acting reasonably) is required to insure in light of the Ship's trading pattern and are from time to time required by any competent public body, the Approved Classification Society or any other competent public body having authority over the Borrower, the Ship or an Approved Manager and any other usual insurances that a prudent shipowner would take out in the ordinary course of business or that a reasonable lender would require on the basis of the above.

22.3	Terms of obligatory insurances

The Borrower shall effect such insurances:

(a)	in dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of:

(i)	120 per cent. of the Loan; and

(ii)	the Market Value of the Ship;

(c)

in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market but not less than $1,000,000,000;

(d)	in the case of protection and indemnity risks, in respect of the full tonnage of the Ship;

(e)	on approved terms; and

(f)

through Approved Brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

22.4	Further protections for the Finance Parties

In addition to the terms set out in Clause 22.3 (Terms of obligatory insurances), the Borrower shall procure that the obligatory insurances shall:

(a)	subject always to paragraph (b), name the Borrower as the sole named insured unless the interest of every other named insured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(a)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(b)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)

in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Agent to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)

whenever the Facility Agent requires, name (or be amended to name) the Security Agent as additional named insured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Agent, but without the Security Agent being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Security Agent as loss payee with such directions for payment as per the agreed loss payable clause;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Agent shall be made without set off, counterclaim or deductions or condition whatsoever;

(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Agent or any other Finance Party; and

(f)	provide that the Security Agent may make proof of loss if the Borrower fails to do so.

22.5	Renewal of obligatory insurances

The Borrower shall:

(a)	at least 21 days before the expiry of any obligatory insurance:

(i)

notify the Facility Agent of the Approved Brokers (or other insurers) and any protection and indemnity or war risks association through or with which the Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Facility Agents' approval to the matters referred to in sub-paragraph (i) above;

(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Facility Agent's approval pursuant to paragraph (a) above; and

(c)

procure that the Approved Brokers and/or the approved war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Facility Agent in writing of the terms and conditions of the renewal.

22.6	Copies of policies; letters of undertaking

The Borrower shall ensure that the Approved Brokers provide the Security Agent with:

(a)	pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew; and

(b)	a letter or letters of undertaking in a form required by the Facility Agent and including undertakings by the Approved Brokers that:

(i)

they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 22.4 (Further protections for the Finance Parties);

(ii)	they will hold such policies, and the benefit of such insurances, to the order of the Security Agent in accordance with such loss payable clause;

(iii)	they will advise the Security Agent immediately of any material change to the terms of the obligatory insurances and at least (14) days' prior to any policy cancellation for non-payment of premium;

(iv)	they will, if they have not received notice of renewal instructions from the Borrower or its agents, notify the Security Agent not less than 14 days before the expiry of the obligatory insurances;

(v)	if they receive instructions to renew the obligatory insurances, they will promptly notify the Facility Agent of the terms of the instructions;

(vi)

they will not set off against any sum recoverable in respect of a claim relating to the Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts; and

(vii)	they will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Facility Agent.

22.7	Copies of certificates of entry

The Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provide the Security Agent with:

(a)	a certified copy of the certificate of entry for the Ship;

(b)	a letter or letters of undertaking in such form as may be reasonably required by the Facility Agent acting on the instructions of Majority Lenders; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

22.8	Deposit of original policies

The Borrower shall ensure that all policies relating to obligatory insurances are deposited with the Approved Brokers through which the insurances are effected or renewed.

22.9	Payment of premiums

The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Facility Agent or the Security Agent.

22.10	Guarantees

The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

22.11	Compliance with terms of insurances

(a)

The Borrower shall not do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part.

(b)	Without limiting paragraph (a) above, the Borrower shall:

(i)

take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in sub-paragraph (iii) of paragraph (b) of Clause 22.6 (Copies of policies; letters of undertaking)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Facility Agent has not given its prior approval;

(ii)	not make any changes relating to the classification or classification society or manager or operator of the Ship approved by the underwriters of the obligatory insurances;

(iii)

make (and promptly supply copies to the Facility Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(iv)

not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

22.12	Alteration to terms of insurances

The Borrower shall not make or agree to any material alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance without the prior written consent of the Facility Agent (such consent not to be unreasonably withheld). For the avoidance of doubt, "material alteration" shall include any amendments as a result of which the Borrower would not be in compliance with the required insured value of the Ship or any other requirements under this Clause 22 (Insurance Undertakings).

22.13	Settlement of claims

The Borrower shall:

(a)

not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty without the prior written consent of the Facility Agent (such consent not to be unreasonably withheld); and

(b)

do all things necessary and provide all documents, evidence and information to enable the Security Agent to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

22.14	Provision of copies of communications

The Borrower shall provide the Security Agent, following the Security Agent's written request to this effect, with copies of all written communications between the Borrower and:

(a)	the Approved Brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters,

which relate directly or indirectly to:

(i)	the Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)

any credit arrangements made between the Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

22.15	Provision of information

The Borrower shall promptly provide the Facility Agent (or any persons which it may designate) with any information which the Facility Agent (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)

effecting, maintaining or renewing any such insurances as are referred to in Clause 22.16 (Mortgagee's interest and additional perils insurances) or dealing with or considering any matters relating to any such insurances, and the Borrower shall, forthwith upon demand, indemnify the Security Agent in respect of all fees and other documented expenses incurred by or for the account of the Security Agent in connection with any such report as is referred to in paragraph (a) above Provided that unless there is an Event of Default which is continuing, the Borrower shall only bear the cost of such insurance report once per year.

22.16	Mortgagee's interest and additional perils insurances

(a)

The Security Agent shall be entitled from time to time to effect, maintain and renew a mortgagee's interest marine insurance and a mortgagee's interest additional perils insurance each in an amount of 120 per cent. of the Loan, on such terms, through such insurers and generally in such manner as the Security Agent acting on the instructions of the Majority Lenders may from time to time consider appropriate.

(b)

The Borrower shall, upon demand, fully indemnify the Security Agent in respect of all premiums and other documented expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any insurance referred to in paragraph (a) above or dealing with, or considering, any matter arising out of any such insurance.

23	SHIP UNDERTAKINGS

23.1	General

The undertakings in this Clause 23 (Ship Undertakings) remain in force on and from the Delivery Date and throughout the rest of the Security Period except as the Facility Agent, acting with the authorisation of the Majority Lenders (or, where specified, all the Lenders) may otherwise permit (such consent not to be unreasonably withheld or delayed in relation to Clause 23.16(b) (Restrictions on chartering, appointment of managers etc.)).

23.2	Ship's names and registration

The Borrower shall:

(a)	keep the Ship registered in its name under the Approved Flag from time to time at its port of registration;

(b)	not do or allow to be done anything as a result of which such registration might be suspended, cancelled or imperilled;

(c)	not enter into any dual flagging arrangement in respect of the Ship; and

(d)	not change the name of the Ship,

provided that any agreed change of name or flag of the Ship shall be subject to:

(i)

the Ship remaining subject to Security securing the Secured Liabilities created by a first priority or preferred ship mortgage on the Ship and, if appropriate, a first priority deed of covenant collateral to that mortgage (or equivalent first priority Security) on substantially the same terms as the Mortgage and on such other terms and in such other form as the Facility Agent, acting with the authorisation of the Majority Lenders, shall approve or require; and

(ii)	the execution of such other documentation amending and supplementing the Finance Documents as the Facility Agent, acting with the authorisation of the Majority Lenders, shall approve or require.

23.3	Repair and classification

The Borrower shall keep the Ship in a good and safe condition and state of repair:

(a)	consistent with first class ship ownership and management practice; and

(b)	so as to maintain the Approved Classification free of overdue recommendations and conditions affecting the Ship's class.

23.4	Classification society undertaking

If required by the Facility Agent in writing the Borrower shall instruct the Approved Classification Society (and procure that the Approved Classification Society undertakes with the Security Agent):

(a)

to send to the Security Agent, following receipt of a written request from the Security Agent, certified true copies of all original class records held by the Approved Classification Society in relation to the Ship;

(b)

to allow the Security Agent (or its agents), at any time and from time to time, to inspect the original class and related records of the Borrower and the Ship at the offices of the Approved Classification Society and to take copies of them;

(c)	to notify the Security Agent immediately in writing if the Approved Classification Society:

(i)	receives notification from the Borrower or any person that the Ship's Approved Classification Society is to be changed; or

(ii)

becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship's class under the rules or terms and conditions of the Borrower or the Ship's membership of the Approved Classification Society;

(d)	following receipt of a written request from the Security Agent:

(i)

to confirm that the Borrower is not in default of any of its contractual obligations or liabilities to the Approved Classification Society, including confirmation that it has paid in full all fees or other charges due and payable to the Approved Classification Society; or

(ii)

to confirm that the Borrower is in default of any of its contractual obligations or liabilities to the Approved Classification Society, to specify to the Security Agent in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Approved Classification Society.

23.5	Modifications

The Borrower shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on it which would or might materially and adversely alter the structure, type or performance characteristics of the Ship, subject to the Ship maintaining at all times the requirements of the Approved Classification Society and its Approved Classification. For the avoidance of doubt, the installation of a scrubber on the Ship does not constitute such modification.

23.6	Removal and installation of parts

(a)	Subject to paragraph (b) below, the Borrower shall not remove any material part of the Ship, or any item of equipment installed on the Ship unless:

(i)	the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed;

(ii)	the replacement part or item is free from any Security in favour of any person other than the Security Agent; and

(iii)	the replacement part or item becomes, on installation on the Ship, the property of the Borrower and subject to the security constituted by the Mortgage.

(b)	The Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.

23.7	Surveys

The Borrower shall submit the Ship regularly to all periodic or other surveys which may be required for classification purposes and, if so required by the Facility Agent acting on the instructions of the Majority Lenders, provide the Facility Agent, with copies of all survey reports.

23.8	Inspection

(a)

The Borrower shall permit the Security Agent (acting through surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at once annually (unless an Event of Default or a Major Casualty has occurred, in which case, at any time), with prior notice reasonably in advance, without delaying or interfering with the Ship's operation and/or loading or unloading schedule, to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

(b)

The reasonable cost of one (1) inspection annually shall be for the account of the Borrower only after the third anniversary of the Utilisation Date (unless an Event of Default or a Major Casualty has occurred, in which case, the cost shall, at all such times, be for the account of the Borrowers).

23.9	Prevention of and release from arrest

(a)	The Borrower shall promptly discharge:

(i)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, the Earnings or the Insurances;

(ii)	all Taxes, dues and other amounts charged in respect of the Ship, the Earnings or the Insurances; and

(iii)	all other outgoings whatsoever in respect of the Ship, the Earnings or the Insurances.

(b)

The Borrower shall promptly upon receiving notice of the arrest of the Ship or of its detention in exercise or purported exercise of any lien or claim, take all steps necessary to procure its release within 48 hours upon receipt of such notice by providing bail or otherwise as the circumstances may require.

23.10	Compliance with laws etc.

The Borrower shall:

(a)	comply, or procure compliance with all applicable laws or regulations:

(i)	relating to its business generally; and

(ii)	relating to the Ship, its ownership, employment, operation, management and registration,

including, but not limited to:

(a)	the ISM Code;

(b)	the ISPS Code;

(c)	all applicable Environmental Laws;

(d)	all applicable Sanctions; and

(e)	the laws of the Approved Flag; and

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals.

23.11	ISPS Code

Without limiting paragraph (a) of Clause 23.10 (Compliance with laws etc.), the Borrower shall:

(a)	procure that the Ship and the company responsible for the Ship's compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain an ISSC for the Ship; and

(c)	notify the Facility Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

23.12	Sanctions and Ship trading

Without limiting Clause 23.10 (Compliance with laws etc.), the Borrower shall procure:

(a)	that the Ship shall not be used by or for the benefit of a Prohibited Person or in trading to or from a Sanctioned Country;

(b)

that the Ship shall not otherwise be used to or from a Sanctioned Country or otherwise in any manner contrary to Sanctions, or in a manner that creates a risk that a Transaction Obligor or an Approved Manager will become a Prohibited Person or in any manner which would cause any Finance Party to be in breach of or made subject to Sanctions, or at risk of being in breach of or made subject to Sanctions;

(c)	that the Ship shall not be used in trading in any manner that creates a risk that the Ship will become a Sanctioned Ship;

(d)	that the Ship shall not be traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances; and

(e)

without prejudice to the above provisions of this Clause 23.12 (Sanctions and Ship trading), that each time charterparty in respect of the Ship shall contain, for the benefit of the Borrower, the BIMCO Sanctions Clause and the BIMCO Non Designated Entities Clause.

23.13	Trading in war zones or excluded areas

The Borrower shall not, and shall procure that any Approved Manager shall not, cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship's war risks insurers or which is otherwise excluded from the scope of coverage of the obligatory insurances unless:

(a)	it has provided prior written notice to the Facility Agent of its intention to do so;

(b)	the prior written consent of the Ship's insurers has been given; and

(c)

the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Ship's insurers may require and has provided evidence thereof satisfactory to the Facility Agent.

23.14	Provision of information

Without prejudice to Clause 19.5 (Information: miscellaneous) the Borrower shall promptly provide the Facility Agent with any information which it reasonably requests regarding:

(a)	the Ship, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to its master and crew;

(c)	any expenditure incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made by it in respect of the Ship;

(d)	any towages and salvages; and

(e)	its compliance, the Approved Manager's compliance and the compliance of the Ship with the ISM Code and the ISPS Code,

and, upon the Facility Agent's request, promptly provide copies of any current Charter relating to the Ship, of any current guarantee of any such Charter, the Ship's Safety Management Certificate and any relevant Document of Compliance.

23.15	Notification of certain events

The Borrower shall immediately notify the Facility Agent by email of:

(a)	any casualty to the Ship which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requisition of the Ship for hire;

(d)

any requirement, condition or recommendation made in relation to the Ship by any insurer, or classification society, Approved Flag or PSC or by any competent authority which is not complied with in accordance with its terms;

(e)	any arrest or detention of the Ship or any exercise or purported exercise of any lien on the Ship or the Earnings;

(f)	any intended dry docking of the Ship;

(g)	any Environmental Claim made against the Borrower or in connection with the Ship, or any Environmental Incident;

(h)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, an Approved Manager or otherwise in connection with the Ship;

(i)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with;

(j)

any notice, or the Borrower becoming aware, of any claim, action, suit, proceeding or investigation against any Transaction Obligor, any member of the Group or any Approved Manager or any of their respective directors, officers or employees with respect to Sanctions; or

(k)	any circumstances which could give rise to a breach of any representation or undertaking in this Agreement, or any Event of Default, relating to Sanctions,

and the Borrower shall keep the Facility Agent advised in writing on a regular basis and in such detail as the Facility Agent shall require as to the Borrower's, any such Approved Manager's or any other person's response to any of those events or matters.

23.16	Restrictions on chartering, appointment of managers etc.

The Borrower shall not without the prior consent of the Facility Agent (which shall not be unreasonably withheld or delayed with respect to paragraphs (b), (c) or (d)):

(a)	let the Ship on demise charter for any period;

(b)	enter into any time, voyage or consecutive voyage charter in respect of the Ship other than a Permitted Charter;

(c)

materially amend any terms of a Management Agreement or any Assignable Charter (such "material" amendment to include (as applicable), without limitation, any terms relating to any commissions, management fees, duration of the contract, sanctions, change of control or merger in respect of the relevant Approved Manager or, as the case may be, Charterer);

(d)	amend, supplement or terminate a Management Agreement (other than as set out in paragraph (c) above);

(e)	appoint a manager of the Ship other than an Approved Manager or agree to any alteration to the terms of an Approved Manager's appointment (other than as set out in paragraph (c) above);

(f)	de activate or lay up the Ship; or

(g)

put the Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $750,000 (or the equivalent in any other currency) unless that person has first given to the Security Agent and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or the Earnings for the cost of such work or for any other reason.

23.17	Charterparty Assignment

If the Borrower enters into any Assignable Charter and subject to obtaining the prior consent of the Facility Agent in accordance with paragraph (b) of Clause 23.16 (Restrictions on chartering, appointment of managers etc.), the Borrower shall promptly after the date of entry into such Assignable Charter:

(a)

provide the Facility Agent with a certified true copy of such Assignable Charter (or, alternatively if a copy is not then available, a copy of a binding and unconditional recapitulation of charterparty terms);

(b)

execute in favour of the Security Agent a Charterparty Assignment in respect of that Assignable Charter (such Charterparty Assignment to be notified to the relevant Charterer and any charter guarantor and the Borrower shall use its best efforts to procure that an executed acknowledgment of such notice from the relevant Charterer and charter guarantor is obtained); and

(c)

shall deliver to the Facility Agent such other documents as it may reasonably require in connection with the Borrower entering into such Charterparty Assignment (including, without limitation, documents equivalent to those referred to at paragraphs 1.2, 1.3, 1.4, 1.5, 1.6, 1.7, 1.8, 5.1, 5.2, 6.1, 6.2, 6.6 of Part A of Schedule 2 (Conditions Precedent) and paragraph 2.1 of Part B of Schedule 2 (Conditions Precedent)).

23.18	Notice of Mortgage

The Borrower shall keep the Mortgage registered against the Ship as a valid first preferred mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the master's cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Security Agent.

23.19	Sharing of Earnings

The Borrower shall not enter into any agreement or arrangement for the sharing of any Earnings, other than, subject to the prior written consent of the Facility Agent (such consent not to be unreasonably withheld), customary profit-sharing arrangements under a Charter.

23.20	Inventory of Hazardous Materials

The Borrower shall maintain the Inventory of Hazardous Materials.

23.21	Ship tracking

The Borrower hereby acknowledges the Finance Parties' right to track the Ship.

23.22	Notification of compliance

The Borrower shall promptly provide the Facility Agent from time to time with evidence (in such form as the Facility Agent requires) that it is complying with this Clause 23 (Ship Undertakings).

24	SECURITY COVER

24.1	Minimum required security cover

(a)

Clause 24.2 (Provision of additional security; prepayment) applies if, the Facility Agent at any time following the Delivery Date, notifies the Borrower that the Security Cover Ratio is below 130 per cent.

(b)

The Facility Agent shall test the minimum required security cover under this Clause 24.1 (Minimum required security cover) on each Testing Date and at any other time as the Facility Agent may require at the Finance Parties' expense (unless, as a result of such test, the Facility Agent determines that a Default has occurred and is continuing, in which case, at the expense of the Borrower).

24.2	Provision of additional security; prepayment

(a)

If the Facility Agent serves a notice on the Borrower under Clause 24.1 (Minimum required security cover), the Borrower shall, on or before the date falling one Month after the date on which the Facility Agent's notice is served (the "Prepayment Date"), prepay such part of the Loan as shall eliminate the shortfall.

(b)

The Borrower may, instead of making a prepayment as described in paragraph (a) above, provide, or ensure that a third party has provided, additional security which, in the opinion of the Facility Agent acting on the instructions of the Majority Lenders:

(i)	has a net realisable value at least equal to the shortfall; and

(ii)	is documented in such terms as the Facility Agent may approve or require,

before the Prepayment Date; and conditional upon such security being provided in such manner, it shall satisfy such prepayment obligation.

24.3	Value of additional vessel security

The net realisable value of any additional security which is provided under Clause 24.2 (Provision of additional security; prepayment) which constitutes a first preferred or first priority mortgage over a vessel shall be the Market Value of the vessel concerned.

24.4	Valuations binding

Any valuation under this Clause 24 (Security Cover) shall (absent manifest error) be binding and conclusive as regards the Borrower.

24.5	Provision of information

(a)

The Borrower shall promptly provide the Facility Agent and any shipbroker acting under this Clause 24 (Security Cover) with any information which the Facility Agent or the shipbroker may request for the purposes of the valuation.

(b)

If the Borrower fails to provide the information referred to in paragraph (a) above by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Facility Agent considers prudent.

24.6	Prepayment mechanism

Any prepayment pursuant to Clause 24.2 (Provision of additional security; prepayment) shall be made in accordance with the relevant provisions of Clause 7 (Prepayment and Cancellation) and shall be treated as a voluntary prepayment pursuant to Clause 7.3 (Voluntary prepayment of Loan).

24.7	Provision of valuations

(a)

The Facility Agent may, at any time obtain a valuation of the Ship and any other vessel over which additional Security has been created in accordance with Clause 24.3 (Value of additional vessel security), from an Approved Valuer, addressed to the Finance Parties, to enable the Facility Agent to determine the Market Value of the Ship or that vessel.

(b)	The cost of the valuations obtained under sub-paragraphs (i) and (ii) below shall be borne or reimbursed by the Borrower:

(i)	not more than 10 Business Days before the Utilisation Date; and

(ii)

following the Utilisation Date, on one of the two Testing Dates during the Security Period (which shall include for the purposes of allowing a Dividend Payment to be made under Clause 21.17 (Dividends)).

The Facility Agent may also obtain such a valuation evidencing the Market Value of the Ship or any other vessel over which additional Security has been created in accordance with Clause 24.3 (Value of additional vessel security) at any other time at the Finance Parties' expense (unless, as a result of such test, the Facility Agent determines that a Default has occurred and is continuing, in which case, at the expense of the Borrower).

24.8	Release of Security

If, at any time, after the Borrower has provided additional security in accordance with the Facility Agent's request under this Clause 24 (Security Cover), the Facility Agent determines (at the cost and the request of the Borrower) that the required Security Cover Ratio under this Clause 24 (Security Cover) has been maintained for the duration of at least three (3) months and that all or any part of that additional security may be released without resulting in a shortfall in such Security Cover Ratio and Provided that no Event of Default has occurred which is continuing, the Facility Agent shall instruct the Security Agent to release all or any part of that additional security in accordance with the Facility Agent's instructions (at the Borrower's cost), subject to the Facility Agent being satisfied that, immediately following such release, the Security Cover Ratio will be in line with the requirements of this Clause 24 (Security Cover).

25	ACCOUNTS AND APPLICATION OF EARNINGS

25.1	Accounts

The Borrower may not, without the prior consent of the Facility Agent, maintain any bank account other than the Accounts.

25.2	Payment of Earnings

The Borrower shall ensure that subject only to the provisions of the General Assignment, all the Earnings are paid in to the Earnings Account.

25.3	Application of Earnings

Any sums standing to the credit of the Earnings Account may be applied by the Borrower from time to time in connection with:

(a)	any payments required under this Agreement;

(b)	the supply, crewing, management, maintenance, repair, insurance, operation and trading of the Ship;

(c)	any payment of management fees, administration and legal expenses; and

(d)	any Dividend Payment,

Provided that, in each case, no Event of Default has occurred which is continuing.

25.4	Interest accrued on the Cash Reserve Account

Any credit balance on the Cash Reserve Account shall bear interest at the rate from time to time offered by the Account Bank to its customers for dollars deposits of similar amounts and for periods similar to those for which such balances appear to the Account Bank likely to remain on the Cash Reserve Account.

25.5	Release of accrued interest

Interest accruing under Clause 25.4 (Interest accrued on the Cash Reserve Account) shall be credited respectively to the Cash Reserve Account and, to the extent not applied previously pursuant to Clause 25.3 (Application of earnings), shall be released to the Borrower at the end of the Security Period.

25.6	Location of Accounts

The Borrower shall promptly:

(a)	comply with any requirement of the Facility Agent as to the location or relocation of the Accounts; and

(b)

execute any documents which the Facility Agent specifies to create or maintain in favour of the Security Agent, Security over (and/or rights of set-off, consolidation or other rights in relation to) the Accounts.

26	EVENTS OF DEFAULT

26.1	General

Each of the events or circumstances set out in this Clause 26 (Events of Default) is an Event of Default except for Clause 26.20 (Acceleration) and Clause 26.21 (Enforcement of security).

26.2	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

26.3	Specific obligations

A breach occurs of Clause 4.5 (Waiver of conditions precedent), Clause 20 (Financial Covenants), Clause 21 (General Undertakings), Clause 21.9 (Title), Clause 21.10 (Negative pledge), Clause 21.19 (Unlawfulness, invalidity and ranking; Security imperilled), Clause 22.2 (Maintenance of obligatory insurances), Clause 22.3 (Terms of obligatory insurances), Clause 22.5 (Renewal of obligatory insurances), Clause 23.12 (Sanctions and Ship trading) or, save to the extent such breach is a failure to pay and therefore subject to Clause 26.2 (Non-payment), Clause 24 (Security Cover).

26.4	Other obligations

(a)

A Transaction Obligor or an Approved Manager does not comply with any provision of the Finance Documents to which it is a party (other than those referred to in Clause 26.2 (Non-payment) and Clause 26.3 (Specific obligations)).

(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 3 Business Days of the Facility Agent giving notice to the Borrower or (if earlier) any Transaction Obligor or an Approved Manager becoming aware of the failure to comply.

26.5	Misrepresentation

Any representation or statement made or deemed to be made by a Transaction Obligor or an Approved Manager in the Finance Documents to which it is a party or any other document delivered by or on behalf of any Transaction Obligor or an Approved Manager under or in connection with any Finance Document to which it is a party is or proves to have been incorrect or misleading when made or deemed to be made, unless the relevant representation or statement can be repeated within 3 Business Days of the date on which the Facility Agent notifies the Borrower of its not being true and accurate and on the date of such repetition it is not incorrect or misleading in any respect.

26.6	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(d)

Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)

No Event of Default will occur under this Clause 26.6 (Cross default) in respect of the Guarantor if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above does not exceed $1,000,000 (or its equivalent in any other currency).

26.7	Insolvency

(a)	An Obligor:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)

A moratorium is declared in respect of any indebtedness of any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium, unless if otherwise agreed by the Facility Agent.

26.8	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(iii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or any of its assets; or

(iv)	enforcement of any Security over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 21 days of commencement.

26.9	Creditors' process

Any expropriation, attachment, sequestration, distress or execution (or any analogous process in any jurisdiction) affects any asset or assets of an Obligor (other than an arrest or detention of the Ship referred to in Clause 7.4 (Mandatory prepayment on sale or Total Loss)).

26.10	Change of Control

(a)

The shares (or any part thereof) of the Guarantor cease to be quoted on the Nasdaq Capital Market or any other Nasdaq Market Tier or any other internationally recognised stock exchange acceptable to the Facility Agent (acting on the instructions of the Majority Lenders).

(b)	The Borrower is not or ceases to be a 100 per cent. directly owned Subsidiary of the Guarantor.

(c)	After the date of this Agreement, there is a Change of Control without the prior written consent of the Facility Agent (such consent not to be unreasonably withheld).

For the purpose of paragraph (c) above "Change of Control" means:

(i)	the members of the Nominated Family cease to own directly or indirectly more than 10 per cent. of the shares (and the voting rights attaching to those shares) in the Guarantor; or

(ii)

the members of the Nominated Family own between 10.1 per cent. to 19.9 per cent. (inclusive) of the shares (and the voting rights attaching to those shares) in the Guarantor and the aggregate Market Value of the Ship plus the net realisable value of additional Security previously provided under Clause 24 (Security Cover) plus the Minimum Cash Reserve, is equal to or less than 143 per cent. of the Loan.

26.11	Unlawfulness, invalidity and ranking

(a)	It is or becomes unlawful for a Transaction Obligor or an Approved Manager to perform any of its obligations under the Finance Documents.

(b)

Any obligation of a Transaction Obligor or an Approved Manager under the Finance Documents to which it is a party is not or ceases to be legal, valid, binding or enforceable in accordance with their terms.

(c)

Any Finance Document ceases to be in full force and effect or to be continuing or is or purports to be determined or any Transaction Security is alleged by a party to it (other than a Finance Party) to be ineffective.

(d)	Any Transaction Security proves to have ranked after, or loses its priority to, any other Security.

26.12	Security imperilled

Any Security created or intended to be created by a Finance Document is in any way imperilled or in jeopardy.

26.13	Cessation of business

Any Transaction Obligor or an Approved Manager suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

26.14	Expropriation

The authority or ability of a Transaction Obligor or an Approved Manager to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to that Transaction Obligor or an Approved Manager or any of its assets other than:

(a)	any arrest or detention of the Ship referred to in Clause 26.18 (Arrest) below; or

(b)	any Requisition.

26.15	Repudiation and rescission of agreements

A Transaction Obligor or an Approved Manager (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document to which it is a party or any of the Transaction Security or evidences an intention to rescind or repudiate a Transaction Document or any Transaction Security.

26.16	Litigation

Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started or threatened, or any judgment or order of a court, arbitral body or agency is made, in relation to any of the Transaction Documents or the transactions contemplated in any of the Transaction Documents or against any member of the Group or its assets which has or is reasonably likely to have a Material Adverse Effect.

26.17	Sanctions

(a)	Any Transaction Obligor or an Approved Manager or any of their respective Subsidiaries, directors, officers or employees is designated a Prohibited Person or the Ship is designated a Sanctioned Ship.

(b)

This Clause 26.17 (Sanctions) is without prejudice to any other Event of Default which may occur by reason of breach of, or non-compliance with, any of the other provisions of this Agreement which relate to Sanctions.

26.18	Arrest

Any arrest of the Ship or its detention in the exercise or the purported exercise of any lien or claim, unless it is redelivered to the full control of the Borrower within 45 days of such arrest or detention.

26.19	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

26.20	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders:

(a)	by notice to the Borrower:

(i)	cancel the Available Commitment of each Lender, whereupon they shall immediately be cancelled;

(ii)

declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon it shall become immediately due and payable; and/or

(iii)	declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Facility Agent acting on the instructions of the Majority Lenders; and/or

(b)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents,

and the Facility Agent may serve notices under sub-paragraphs (i), (ii) and (iii) of paragraph (a) above simultaneously or on different dates and any Servicing Party may take any action referred to in paragraph (b) above or Clause 26.21 (Enforcement of security) if no such notice is served or simultaneously with or at any time after the service of any of such notice.

26.21	Enforcement of security

On and at any time after the occurrence of an Event of Default which is continuing, the Security Agent may, and shall if so directed by the Majority Lenders, take any action which, as a result of the Event of Default or any notice served under Clause 26.20 (Acceleration), the Security Agent is entitled to take under any Finance Document or any applicable law or regulation.

26.22	Exceptions for Approved Manager

Other than in respect of Clause 26.4 (Other obligations), no Event of Default will occur under any other provision of Clause 26 (Events of Default) in respect of any event or circumstance related to an Approved Manager if the Borrower replaces the Approved Manager with another Approved Manager and delivers to the Facility Agent the documents referred to under paragraphs 1, 5 and 6 of Part A of Schedule 2 (Conditions Precedent) and paragraph 2.3 of Part B of Schedule 2 (Conditions Precedent) and any other documents reasonably required by the Facility Agent, applicable to the replacement Approved Manager, within 10 days (or any such longer time period agreed by the Facility Agent) from the date of the relevant event or circumstance.

SECTION 9

CHANGES TO PARTIES

27	CHANGES TO THE LENDERS

27.1	Assignments and transfers by the Lenders

Subject to this Clause 27 (Changes to the Lenders), a Lender (the "Existing Lender") may:

(c)	assign any of its rights; or

(d)	transfer by novation any of its rights and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender") without the Obligors' consent.

For the avoidance of doubt, no Obligor shall have any responsibility for any fees and/or expenses and/costs for such assignments and transfers which shall solely be for the Lenders to bear Provided that there is no Event of Default that is continuing.

27.2	Conditions of assignment or transfer or sub-participation

(a)

Prior notice of assignment or transfer pursuant to Clause 27.1 (Assignments and transfers by the Lenders) stating the assignment or transfer consideration agreed between the Existing Lender and the New Lender (the "Loan Transfer Price") shall be given by the relevant Existing Lender or (as the case may be) the relevant Lender to the Obligors and the Obligors may within 10 Business Days of such notification irrevocably exercise a right of first refusal ("ROFR") by sending a notice to the Facility Agent, following which the Borrower shall, within 30 days of such notification to the Facility Agent prepay to the relevant Existing Lender an amount equal to the Loan Transfer Price and following such prepayment shall extinguish the Borrower's obligations with respect to such part of the Loan.

(b)	Paragraphs (a) of this Clause 27.2 (Conditions of assignment or transfer or sub-participation) shall not apply if:

(i)	such assignment or transfer pursuant to Clause 27.1 (Assignments and transfers by the Lenders) is:

(a)	to another Lender or an Affiliate of a Lender; or

(b)	made at a time when an Event of Default has occurred which is continuing; or

(ii)

the Borrower has exercised its ROFR but either (A) does not proceed with the prepayment of the Loan within 30 days of the Facility Agent's notification or (B) an Event of Default occurs at any time prior to its prepayment.

(c)

Unless otherwise provided in this Clause 27.2 (Conditions of assignment or transfer or sub-participation), any prepayment made pursuant to paragraph (b) above shall be made in accordance with the relevant provisions of Clause 7 (Prepayment and Cancellation) and shall be treated as a voluntary prepayment pursuant to Clause 7.3 (Voluntary prepayment of Loan). For the avoidance of doubt, any prepayment made under this Clause 27.2 (Conditions of assignment or transfer or sub-participation):

(i)	shall not be subject to Break Costs; and

(ii)	the provisions of Clause 7.3 (Voluntary prepayment of Loan) and 11.3 (Prepayment fee) shall not apply.

(d)	Should the Borrower not make the prepayment in accordance with paragraph (a) above then the remaining provisions of this Clause 27 (Changes to the Lenders) shall apply.

(e)	An assignment will only be effective on:

(i)

receipt by the Facility Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Secured Parties as it would have been under if it were an Original Lender; and

(ii)

performance by the Facility Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(f)

Each Obligor on behalf of itself and each other Transaction Obligor and any Approved Manager agrees that all rights and interests (present, future or contingent) which the Existing Lender has under or by virtue of the Finance Documents to which it is a party are assigned to the New Lender absolutely, free of any defects in the Existing Lender's title and of any rights or equities which the Borrower, any other Transaction Obligor or an Approved Manager had against the Existing Lender.

(g)	A transfer will only be effective if the procedure set out in Clause 27.5 (Procedure for transfer) is complied with.

(h)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or under that clause as incorporated by reference or in full in any other Finance Document to which it is a party in accordance with its terms or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.  This paragraph (h) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

(i)

Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

27.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of $5,000.

27.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Transaction Obligor or an Approved Manager of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties and the Secured Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Transaction Obligor, any Approved Manager and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities throughout the Security Period.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27 (Changes to the Lenders); or

(ii)

support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Transaction Obligor or an Approved Manager of its obligations under the Transaction Documents or otherwise.

27.5	Procedure for transfer

(a)

Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer or sub-participation), a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with this Agreement and delivered in accordance with this Agreement, execute that Transfer Certificate.

(b)

The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 27.9 (Pro rata interest settlement), on the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security, each of the Transaction Obligors, any Approved Manager and the Existing Lender shall be released from further obligations towards one another under the Finance Documents to which they are a party and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the "Discharged Rights and Obligations");

(ii)

each of the Transaction Obligors, any Approved Manager and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Transaction Obligor, that Approved Manager and the New Lender have assumed and/or acquired the same in place of that Transaction Obligor, that Approved Manager and the Existing Lender;

(iii)

the Facility Agent, the Security Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Security Agent and the Existing Lenders shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

27.6	Procedure for assignment

(a)

Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer or sub-participation) an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)

The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 27.9 (Pro rata interest settlement), on the Transfer Date:

(i)

the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)

the Existing Lender will be released from the obligations (the "Relevant Obligations") expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

(d)

Lenders may utilise procedures other than those set out in this Clause 27.6 (Procedure for assignment) to assign their rights under the Finance Documents (but not, without the consent of the relevant Transaction Obligor or an Approved Manager or unless in accordance with Clause 27.5 (Procedure for transfer), to obtain a release by that Transaction Obligor or that Approved Manager from the obligations owed to that Transaction Obligor or Approved Manager by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 27.2 (Conditions of assignment or transfer or sub-participation).

27.7	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

27.8	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 27 (Changes to the Lenders), each Lender may without consulting with or obtaining consent from any Transaction Obligor or Approved Manager, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)

any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents to which it is a party in accordance with their terms.

27.9	Pro rata interest settlement

(a)

If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 27.5 (Procedure for transfer) or any assignment pursuant to Clause 27.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	The rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(a)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(b)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 27.9 (Pro rata interest settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 27.9 (Pro rata interest settlement) references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.

(c)

An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 27.9 (Pro rata interest settlement) but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

28	CHANGES TO THE TRANSACTION OBLIGORS

28.1	Assignment or transfer by Transaction Obligors

Neither any Transaction Obligor nor any Approved Manager may assign any of its rights or transfer any of its rights or obligations under the Finance Documents to which it is a party.

28.2	Release of security

(a)	If a disposal of any asset subject to security created by a Finance Document is made in the following circumstances:

(i)	the disposal is permitted by the terms of any Finance Document;

(ii)	the Majority Lenders agree to the disposal;

(iii)

the disposal is being made at the request of the Security Agent in circumstances where any security created by the Finance Documents has become enforceable, following the occurrence of an Event of Default which is continuing; or

(iv)	the disposal is being effected by enforcement of a Finance Document, following the occurrence of an Event of Default which is continuing,

the Security Agent may release the asset(s) being disposed of from any security over those assets created by a Finance Document, in accordance with its terms. However, the proceeds of any disposal (or an amount corresponding to them) must be applied in accordance with the requirements of the Finance Documents (if any).

(b)

If the Security Agent is satisfied that a release is allowed under this Clause 28.2 (Release of security) (at the request and expense of the Borrower) each Finance Party must enter into any document and do all such other things which are reasonably required to achieve that release. Each other Finance Party irrevocably authorises the Security Agent to enter into any such document. Any release will not affect the obligations of any other Transaction Obligor or an Approved Manager (as the case may be) under the Finance Documents to which it is a party.

SECTION 10

THE FINANCE PARTIES

29	THE FACILITY AGENT

29.1	Appointment of the Facility Agent

(a)	Each of the Lenders appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each of the Lenders authorises the Facility Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under, or in connection with, the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2	Instructions

(a)	The Facility Agent shall:

(i)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by:

(a)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(b)	in all other cases, the Majority Lenders; and

(ii)

not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with sub-paragraph (i) above (or, if this Agreement stipulates the matter is a decision for any other Finance Party or group of Finance Parties, in accordance with instructions given to it by that Finance Party or group of Finance Parties).

(b)

The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Facility Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)

Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in a Finance Document;

(ii)	where a Finance Document requires the Facility Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Facility Agent's own position in its personal capacity as opposed to its role of Facility Agent for the relevant Finance Parties.

(e)

If giving effect to instructions given by the Majority Lenders would in the Facility Agent's opinion have an effect equivalent to an amendment or waiver referred to in Clause 43 (Amendments and Waivers), the Facility Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Facility Agent) whose consent would have been required in respect of that amendment or waiver.

(f)

In exercising any discretion to exercise a right, power or authority under the Finance Documents where it has not received any instructions as to the exercise of that discretion the Facility Agent shall do so having regard to the interests of all the Finance Parties.

(g)

The Facility Agent may refrain from acting in accordance with any instructions of any Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(h)

Without prejudice to the remainder of this Clause 29.2 (Instructions), in the absence of instructions, the Facility Agent shall not be obliged to take any action (or refrain from taking action) even if it considers acting or not acting to be in the best interests of the Finance Parties. The Facility Agent may act (or refrain from acting) as it considers to be in the best interest of the Finance Parties.

(i)

The Facility Agent is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (i) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Finance Documents or enforcement of the Transaction Security or Finance Documents, following the occurrence of an Event of Default which is continuing.

29.3	Duties of the Facility Agent

(a)	The Facility Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(c)	Without prejudice to Clause 27.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (b) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(d)

Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)

If the Facility Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)

If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Facility Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

29.4	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Facility Agent as a trustee or fiduciary of any other person.

(b)	The Facility Agent shall not be bound to account to other Finance Party for any sum or the profit element of any sum received by it for its own account.

29.5	Application of receipts

Except as expressly stated to the contrary in any Finance Document, any moneys which the Facility Agent receives or recovers in its capacity as Facility Agent shall be applied by the Facility Agent in accordance with Clause 33.5 (Application of receipts; partial payments).

29.6	Business with the Group

The Facility Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with, any member of the Group.

29.7	Rights and discretions

(a)	The Facility Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(a)	any instructions received by it from the Majority Lenders, any Finance Parties or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents; and

(b)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(a)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(b)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of sub-paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Finance Parties) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.2 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and

(iii)

any notice or request made by the Borrower (other than the Utilisation Request or a Selection Notice) is made on behalf of and with the consent and knowledge of all the Transaction Obligors and any Approved Manager.

(c)

The Facility Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts and the reimbursement by an Obligor of such costs shall be subject to Clause 16.2 (Amendment costs).

(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Facility Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent (and so separate from any lawyers instructed by the Lenders) if the Facility Agent in its reasonable opinion deems this to be desirable.

(e)

The Facility Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Facility Agent may act in relation to the Finance Documents and the Security Property through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Facility Agent's gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise the Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under the Finance Documents.

(h)

Notwithstanding any other provision of any Finance Document to the contrary, the Facility Agent is not obliged to do or omit to do anything if it would or might, in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)

Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

29.8	Responsibility for documentation

The Facility Agent is not responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Facility Agent, the Security Agent, a Transaction Obligor or an Approved Manager or any other person in, or in connection with, any Transaction Document or the transactions contemplated in the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Security Property; or

(c)

any determination as to whether any information provided or to be provided to any Finance Party or Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

29.9	No duty to monitor

The Facility Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Transaction Obligor or an Approved Manager of its obligations under any Transaction Document; or

(c)	whether any other event specified in any Transaction Document has occurred.

29.10	Exclusion of liability

(a)

Without limiting paragraph (b) below (and without prejudice to paragraph (e) of Clause 33.11 (Disruption to Payment Systems etc.) or any other provision of any Finance Document excluding or limiting the liability of the Facility Agent), the Facility Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Transaction Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Transaction Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Security Property; or

(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or

(iv)	any damages, costs or losses to any person, any diminution in value, or any other liability whatsoever arising as a result of:

(a)	any Benchmark Replacement implemented pursuant to Clause 43.4 (Benchmark Replacement setting); or

(b)	the selection and implementation of any Conforming Changes,

(v)

including, without limitation, whether the composition or characteristics of any Benchmark Replacement will be similar to, or produce the same value or economic equivalence of the relevant Benchmark or have the same volume or liquidity as did the relevant Benchmark before its discontinuance or unavailability;

(vi)	without prejudice to the generality of sub-paragraphs (i) to (iv) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(a)	any act, event or circumstance not reasonably within its control; or

(b)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party other than the Facility Agent may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property and any officer, employee or agent of the Facility Agent may rely on this paragraph (b) subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(c)

The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent to carry out:

(i)	any "know your customer" or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party,

on behalf of any Finance Party and each Finance Party confirms to the Facility Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the Facility Agent's liability, any liability (including, without limitation, for negligence or any other category of liability whatsoever) of the Facility Agent arising under or in connection with any Transaction Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Facility Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent at any time which increase the amount of that loss. In no event shall the Facility Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent has been advised of the possibility of such loss or damages.

(f)

The Facility Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, Reference Rate, Term SOFR, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

29.11	Lenders' indemnity to the Facility Agent

(a)

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent (otherwise than by reason of the Facility Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 33.11 (Disruption to Payment Systems etc.) notwithstanding the Facility Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by a Transaction Obligor pursuant to a Finance Document to which it is a party).

(b)	Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Facility Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Facility Agent to an Obligor.

29.12	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively, the Facility Agent may resign by giving 30 days' notice to the other Finance Parties and the Borrower, in which case the Majority Lenders may appoint a successor Facility Agent.

(c)

If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Facility Agent may appoint a successor Facility Agent.

(d)

If the Facility Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Facility Agent is entitled to appoint a successor Facility Agent under paragraph (c) above, the Facility Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Facility Agent to become a party to this Agreement as Facility Agent) agree with the proposed successor Facility Agent amendments to this Clause 29 (The Facility Agent) and any other term of this Agreement dealing with the rights or obligations of the Facility Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Facility Agent's normal fee rates and those amendments will bind the Parties.

(e)

The retiring Facility Agent shall make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Facility Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Facility Agent's resignation notice shall only take effect upon the appointment of a successor.

(g)

Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Facility Agent) and this Clause 29 (The Facility Agent) and any other provisions of a Finance Document which are expressed to limit or exclude its liability (or to indemnify it) in acting as Facility Agent. Any fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)

The Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (e) above shall be for the account of the Borrower.

(i)	The consent of the Borrower (or any other Transaction Obligor or any Approved Manager) is not required for an assignment or transfer of rights and/or obligations by the Facility Agent.

29.13	Confidentiality

(a)

In acting as Facility Agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)

If information is received by a division or department of the Facility Agent other than the division or department responsible for complying with the obligations assumed by it under the Finance Documents, that information may be treated as confidential to that division or department, and the Facility Agent shall not be deemed to have notice of it nor shall it be obliged to disclose such information to any Party.

(c)

Notwithstanding any other provision of any Finance Document to the contrary, the Facility Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

29.14	Relationship with the other Finance Parties

(a)

Subject to Clause 27.9 (Pro rata interest settlement), the Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent's principal office as notified to the Finance Parties from time to time) as a Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Each Finance Party shall supply the Facility Agent with any information that the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

(c)

Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 36.5 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 36.2 (Addresses) and sub-paragraph (ii) of paragraph (a) of Clause 36.5 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

29.15	Credit appraisal by the Finance Parties

Without affecting the responsibility of any Transaction Obligor or any Approved Manager for information supplied by it or on its behalf in connection with any Transaction Document to which it is a party, each Finance Party confirms to the Facility Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under, or in connection with, any Transaction Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;

(c)

whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under, or in connection with, any Transaction Document, the Security Property, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;

(d)

the adequacy, accuracy or completeness of any information provided by the Facility Agent, any Party or by any other person under, or in connection with, any Transaction Document, the transactions contemplated by any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

(e)

the right or title of any person in or to or the value or sufficiency of any part of the Security Assets, the priority of any of the Transaction Security or the existence of any Security affecting the Security Assets.

29.16	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.17	Reliance and engagement letters

Each Secured Party confirms that the Facility Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Facility Agent) the terms of any reliance letter or engagement letters or any reports or letters provided by accountants, auditors or providers of due diligence reports in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

29.18	Full freedom to enter into transactions

Without prejudice to Clause 30.7 (Business with the Group) or any other provision of a Finance Document and notwithstanding any rule of law or equity to the contrary, the Facility Agent shall be absolutely entitled:

(a)

to enter into and arrange banking, derivative, investment and/or other transactions of every kind with or affecting any Transaction Obligor or any Approved Manager or any person who is party to, or referred to in, a Finance Document (including, but not limited to, any interest or currency swap or other transaction, whether related to this Agreement or not, and acting as syndicate agent and/or security agent for, and/or participating in, other facilities to such Transaction Obligor or any Approved Manager or any person who is party to, or referred to in, a Finance Document);

(b)	to deal in and enter into and arrange transactions relating to:

(i)	any securities issued or to be issued by any Transaction Obligor or any Approved Manager or any other person; or

(ii)	any options or other derivatives in connection with such securities; and

(c)	to provide advice or other services to the Borrower or any person who is a party to, or referred to in, a Finance Document;

(d)

to engage in transactions that may affect the calculation of any Benchmark Replacement and/or any relevant adjustments to it without any consideration of the interests of, or liability to, any Transaction Obligor or any Approved Manager or any other Party, and, in particular, the Facility Agent shall be absolutely entitled, in proposing, evaluating, negotiating, entering into and arranging all such transactions and in connection with all other matters covered by paragraphs (a), (b) and (c) above, to use (subject only to insider dealing legislation) any information or opportunity, howsoever acquired by it, to pursue its own interests exclusively, to refrain from disclosing such dealings, transactions or other matters or any information acquired in connection with them and to retain for its sole benefit all profits and benefits derived from the dealings transactions or other matters.

29.19	Amounts paid in error

(a)

If the Facility Agent pays an amount to another Party and the Facility Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

(b)	Neither:

(i)	the obligations of any Party to the Facility Agent; nor

(ii)	the remedies of the Facility Agent,

(whether arising under this Clause 29.19 (Amounts paid in error) or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Facility Agent or any other Party).

(c)

All payments to be made by a Party to the Facility Agent (whether made pursuant to this Clause 29.19 (Amounts paid in error) or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)	In this Agreement, "Erroneous Payment" means a payment of an amount by the Facility Agent to another Party which the Facility Agent determines (in its sole discretion) was made in error.

30	THE SECURITY AGENT

30.1	Trust

(a)

The Security Agent declares that it holds the Security Property on trust for the Secured Parties on the terms contained in this Agreement and shall deal with the Security Property in accordance with this Clause 30 (The Security Agent) and the other provisions of the Finance Documents.

(b)

Each other Finance Party authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under, or in connection with, the Finance Documents together with any other incidental rights, powers, authorities and discretions.

30.2	Parallel Debt (Covenant to pay the Security Agent)

(a)	Each Obligor irrevocably and unconditionally undertakes to pay to the Security Agent its Parallel Debt which shall be amounts equal to, and in the currency or currencies of, its Corresponding Debt.

(b)	The Parallel Debt of an Obligor:

(i)	shall become due and payable at the same time as its Corresponding Debt;

(ii)	is independent and separate from, and without prejudice to, its Corresponding Debt.

(c)	For the purposes of this Clause 30.2 (Parallel Debt (Covenant to pay the Security Agent)), the Security Agent:

(i)	is the independent and separate creditor of each Parallel Debt;

(ii)	acts in its own name and not as agent, representative or trustee of the Finance Parties and its claims in respect of each Parallel Debt shall not be held on trust; and

(iii)

shall have the independent and separate right to demand payment of each Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

(d)	The Parallel Debt of an Obligor shall be:

(i)	decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged; and

(ii)	increased to the extent that its Corresponding Debt has increased,

and the Corresponding Debt of an Obligor shall be decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged, in each case provided that the Parallel Debt of an Obligor shall never exceed its Corresponding Debt to avoid any double recovery whatsoever from any Obligor.

(e)

All amounts received or recovered by the Security Agent in connection with this Clause 30.2 (Parallel Debt (Covenant to pay the Security Agent)) to the extent permitted by applicable law, shall be applied in accordance with Clause 33.5 (Application of receipts; partial payments) so to avoid any double recovery whatsoever from any Obligor.

(f)	This Clause 30.2 (Parallel Debt (Covenant to pay the Security Agent)) shall apply, with any necessary modifications, to each Finance Document.

30.3	Enforcement through Security Agent only

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Finance Documents except through the Security Agent.

30.4	Instructions

(a)	The Security Agent shall:

(i)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by:

(a)	all Lenders (or the Facility Agent on their behalf) if the relevant Finance Document stipulates the matter is an all Lender decision; and

(b)	in all other cases, the Majority Lenders (or the Facility Agent on their behalf); and

(ii)

not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with sub-paragraph (i) above (or if this Agreement stipulates the matter is a decision for any other Finance Party or group of Finance Parties, in accordance with instructions given to it by that Finance Party or group of Finance Parties).

(b)

The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or the Facility Agent on their behalf) (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)

Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in a Finance Document;

(ii)	where a Finance Document requires the Security Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Security Agent's own position in its personal capacity as opposed to its role of Security Agent for the relevant Secured Parties.

(iv)	in respect of the exercise of the Security Agent's discretion to exercise a right, power or authority under any of:

(a)	Clause 30.27 (Application of receipts);

(b)	Clause 30.28 (Permitted Deductions); and

(c)	Clause 30.29 (Prospective liabilities).

(e)

If giving effect to instructions given by the Majority Lenders would in the Security Agent's opinion have an effect equivalent to an amendment or waiver referred to in Clause 43 (Amendments and Waivers), the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent) whose consent would have been required in respect of that amendment or waiver.

(f)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:

(i)	it has not received any instructions as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to sub-paragraph (iv) of paragraph (d) above,

the Security Agent shall do so having regard to the interests of all the Secured Parties.

(g)

The Security Agent may refrain from acting in accordance with any instructions of any Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(h)

Without prejudice to the remainder of this Clause 30.4 (Instructions), in the absence of instructions, the Security Agent may (but shall not be obliged to) take such action in the exercise of its powers and duties under the Finance Documents as it considers in its discretion to be appropriate.

(i)

The Security Agent is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (i) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Finance Documents or enforcement of the Transaction Security or Finance Documents, following the occurrence of an Event of Default which is continuing.

30.5	Duties of the Security Agent

(a)	The Security Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	The Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party.

(c)

Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)

If the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)	The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

30.6	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Security Agent as an agent, trustee or fiduciary of any Transaction Obligor or Approved Manager.

(b)	The Security Agent shall not be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account.

30.7	Business with the Group

The Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with, any member of the Group.

30.8	Rights and discretions

(a)	The Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(a)	any instructions received by it from the Majority Lenders, any Finance Parties or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents;

(b)	unless it has received notice of revocation, that those instructions have not been revoked;

(c)	if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(iii)	rely on a certificate from any person:

(a)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(b)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of sub-paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)

The Security Agent shall be entitled to carry out all dealings with the other Finance Parties through the Facility Agent and may give to the Facility Agent any notice or other communication required to be given by the Security Agent to any Finance Party.

(c)	The Security Agent may assume (unless it has received notice to the contrary in its capacity as security agent for the Secured Parties) that:

(i)	no Default has occurred;

(ii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and

(iii)

any notice or request made by the Borrower (other than a Utilisation Request or a Selection Notice) is made on behalf of and with the consent and knowledge of all the Transaction Obligors and the Approved Manager.

(d)

The Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts and the reimbursement by an Obligor of such costs shall be subject to Clause 16.2 (Amendment costs).

(e)

Without prejudice to the generality of paragraph (c) above or paragraph (f) below, the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Security Agent (and so separate from any lawyers instructed by the Facility Agent or the Lenders) if the Security Agent in its reasonable opinion deems this to be desirable.

(f)

The Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(g)	The Security Agent may act in relation to the Finance Documents and the Security Property through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Security Agent's gross negligence or wilful misconduct.

(h)

Unless a Finance Document expressly provides otherwise the Security Agent may disclose to any other Party any information it reasonably believes it has received as security agent under the Finance Documents.

(i)

Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would or might, in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)

Notwithstanding any provision of any Finance Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

30.9	Responsibility for documentation

None of the Security Agent, any Receiver or Delegate is responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Facility Agent, the Security Agent, any Transaction Obligor or an Approved Manager any other person in, or in connection with, any Transaction Document or the transactions contemplated in the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Security Property; or

(c)

any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

30.10	No duty to monitor

The Security Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Transaction Obligor or an Approved Manager of its obligations under any Transaction Document to which it is a party; or

(c)	whether any other event specified in any Transaction Document has occurred.

30.11	Exclusion of liability

(a)

Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Security Agent or any Receiver or Delegate), none of the Security Agent nor any Receiver or Delegate will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Transaction Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Transaction Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Security Property; or

(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or

(iv)	without prejudice to the generality of sub-paragraphs (i) to (iii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(a)	any act, event or circumstance not reasonably within its control; or

(b)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party other than the Security Agent, that Receiver or that Delegate (as applicable) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this paragraph (b) subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(c)

The Security Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Security Agent if the Security Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Security Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Security Agent to carry out:

(i)	any "know your customer" or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party,

on behalf of any Finance Party and each Finance Party confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Agent or any Receiver or Delegate, any liability (including, without limitation, for negligence or any other category of liability whatsoever) of the Security Agent or any Receiver or Delegate arising under or in connection with any Transaction Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent. Receiver or Delegate or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, any Receiver or Delegate at any time which increase the amount of that loss. In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent, the Receiver or Delegate has been advised of the possibility of such loss or damages.

30.12	Lenders' indemnity to the Security Agent

(a)

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them (otherwise than by reason of the Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under the Finance Documents (unless the Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Security Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which a Lender claims reimbursement relates to a liability of the Security Agent to an Obligor.

30.13	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its Affiliates acting through an office as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively, the Security Agent may resign by giving 30 days' notice to the other Finance Parties and the Borrower, in which case the Majority Lenders may appoint a successor Security Agent.

(c)

If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Security Agent may appoint a successor Security Agent.

(d)

The retiring Security Agent shall make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Security Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(e)	The Security Agent's resignation notice shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	the transfer, by way of a document expressed as a deed, of all the Security Property to that successor.

(f)

Upon the appointment of a successor, the retiring Security Agent shall be discharged, by way of a document executed as a deed, from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 30.24 (Winding up of trust) and paragraph (d) above) but shall remain entitled to the benefit of Clause 14.4 (Indemnity to the Security Agent) and this Clause 30 (The Security Agent) and any other provisions of a Finance Document which are expressed to limit or exclude its liability (or to indemnify it) in acting as Security Agent. Any fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)

The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (d) above shall be for the account of the Borrower.

(h)	The consent of the Borrower (or any other Transaction Obligor) is not required for an assignment or transfer of rights and/or obligations by the Security Agent.

30.14	Confidentiality

(a)

In acting as Security Agent for the Finance Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any other of its divisions or departments.

(b)

If information is received by a division or department of the Security Agent other than the division or department responsible for complying with the obligations assumed by it under the Finance Documents, that information may be treated as confidential to that division or department, and the Security Agent shall not be deemed to have notice of it nor shall it be obliged to disclose such information to any Party.

(c)

Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

30.15	Credit appraisal by the Finance Parties

Without affecting the responsibility of any Transaction Obligor or an Approved Manager for information supplied by it or on its behalf in connection with any Transaction Document, each Finance Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under, or in connection with, any Transaction Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;

(c)

whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under, or in connection with, any Transaction Document, the Security Property, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;

(d)

the adequacy, accuracy or completeness of any information provided by the Security Agent, any Party or by any other person under, or in connection with, any Transaction Document, the transactions contemplated by any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

(e)

the right or title of any person in or to or the value or sufficiency of any part of the Security Assets, the priority of any of the Transaction Security or the existence of any Security affecting the Security Assets.

30.16	Reliance and engagement letters

Each Secured Party confirms that the Security Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Security Agent) the terms of any reliance letter or engagement letters or any reports or letters provided by accountants, auditors or providers of due diligence reports in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

30.17	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Transaction Obligor to any of the Security Assets;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)

register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)

take, or to require any Transaction Obligor to take, any step to perfect its title to any of the Security Assets or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Finance Document.

30.18	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Security Assets;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)

Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders request it to do so in writing and the Security Agent fails to do so within 14 days after receipt of that request.

30.19	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

30.20	Delegation by the Security Agent

(a)

Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)

That delegation may be made upon any terms and conditions (including the power to sub delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)

No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of any such delegate or sub delegate.

30.21	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Secured Parties; or

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Borrower and the Finance Parties of that appointment.

(b)

Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)

The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

30.22	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Transaction Obligor may have to any of the Security Assets and shall not be liable for or bound to require any Transaction Obligor to remedy any defect in its right or title.

30.23	Releases

Upon a disposal of any of the Security Assets pursuant to the enforcement of the Transaction Security by a Receiver, a Delegate or the Security Agent, the Security Agent is irrevocably authorised (at the cost of the Obligors and without any consent, sanction, authority or further confirmation from any other Secured Party) to release, without recourse or warranty, that property from the Transaction Security and to execute any release of the Transaction Security or other claim over that asset and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

30.24	Winding up of trust

If the Security Agent, with the approval of the Facility Agent determines that:

(a)	all of the Secured Liabilities and all other obligations secured by the Finance Documents have been fully and finally discharged; and

(b)

no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Transaction Obligor or an Approved Manager pursuant to the Finance Documents, then

(i)

the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Finance Documents; and

(ii)	any Security Agent which has resigned pursuant to Clause 30.13 (Resignation of the Security Agent) shall release, without recourse or warranty, all of its rights under each Finance Document.

30.25	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

30.26	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement and the other Finance Documents. Where there are any inconsistencies between (i) the Trustee Acts 1925 and 2000 and (ii) the provisions of this Agreement and any other Finance Document, the provisions of this Agreement and any other Finance Document shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement and any other Finance Document shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000.

30.27	Application of receipts

All amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document, under Clause 30.2 (Parallel Debt (Covenant to pay the Security Agent)) or in connection with the realisation or enforcement of all or any part of the Security Property (for the purposes of this Clause 30 (The Security Agent), the "Recoveries") shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the remaining provisions of this Clause 30 (The Security Agent)), in the following order of priority:

(a)	in discharging any sums owing to the Security Agent (in its capacity as such) other than pursuant to Clause 30.2 (Parallel Debt (Covenant to pay the Security Agent)) or any Receiver or Delegate;

(b)

in payment or distribution to the Facility Agent, on its behalf and on behalf of the other Secured Parties, for application towards the discharge of all sums due and payable by any Obligor under any of the Finance Documents in accordance with Clause 33.5 (Application of receipts; partial payments);

(c)

if none of the Transaction Obligors is under any further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to any Transaction Obligor or Approved Manager; and

(d)	the balance, if any, in payment or distribution to the relevant Transaction Obligor.

30.28	Permitted Deductions

The Security Agent may, in its discretion:

(a)

set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and

(b)

pay all Taxes which may be assessed against it in respect of any of the Security Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

30.29	Prospective liabilities

Following enforcement of any of the Transaction Security, the Security Agent may, in its discretion, or at the request of the Facility Agent, hold any Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) for later payment to the Facility Agent for application in accordance with Clause 30.27 (Application of receipts) in respect of:

(a)	any sum to the Security Agent, any Receiver or any Delegate; and

(b)	any part of the Secured Liabilities,

that the Security Agent or, in the case of paragraph (b) only, the Facility Agent, reasonably considers, in each case, might become due or owing at any time in the future.

30.30	Investment of proceeds

Prior to the payment of the proceeds of the Recoveries to the Facility Agent for application in accordance with Clause 30.27 (Application of receipts) the Security Agent may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the payment from time to time of those moneys in the Security Agent's discretion in accordance with the provisions of Clause 30.27 (Application of receipts).

30.31	Currency conversion

(a)

For the purpose of, or pending the discharge of, any of the Secured Liabilities the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at a market rate of exchange.

(b)	The obligations of any Transaction Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

For the avoidance of doubt, this provision shall in no way alter the currency and the repayment of the Facility, which shall always be in dollars.

30.32	Good discharge

(a)

Any payment to be made in respect of the Secured Liabilities by the Security Agent may be made to the Facility Agent on behalf of the Secured Parties and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

(b)

The Security Agent is under no obligation to make the payments to the Facility Agent under paragraph (a) above in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated.

30.33	Amounts received by Obligors

If any of the Obligors receives or recovers any amount which, under the terms of any of the Finance Documents, should have been paid to the Security Agent, that Obligor will hold the amount received or recovered on trust for the Security Agent and promptly pay that amount to the Security Agent for application in accordance with the terms of this Agreement.

30.34	Application and consideration

In consideration for the covenants given to the Security Agent by each Obligor in relation to Clause 30.2 (Parallel Debt (Covenant to pay the Security Agent)), the Security Agent agrees with each Obligor to apply all moneys from time to time paid by such Obligor to the Security Agent in accordance with the foregoing provisions of this Clause 30 (The Security Agent).

30.35	Full freedom to enter into transactions

Without prejudice to any other provision of a Finance Document and notwithstanding any rule of law or equity to the contrary, the Security Agent shall be absolutely entitled:

(a)

to enter into and arrange banking, derivative, investment and/or other transactions of every kind with or affecting any Transaction Obligor or an Approved Manager or any person who is party to, or referred to in, a Finance Document (including, but not limited to, any interest or currency swap or other transaction, whether related to this Agreement or not, and acting as syndicate agent and/or security agent for, and/or participating in, other facilities to such Transaction Obligor or Approved Manager or any person who is party to, or referred to in, a Finance Document);

(b)	to deal in and enter into and arrange transactions relating to:

(i)	any securities issued or to be issued by any Transaction Obligor or any other person; or

(ii)	any options or other derivatives in connection with such securities; and

(c)	to provide advice or other services to the Borrower or any person who is a party to, or referred to in, a Finance Document,

and, in particular, the Security Agent shall be absolutely entitled, in proposing, evaluating, negotiating, entering into and arranging all such transactions and in connection with all other matters covered by paragraphs (a), (b) and (c) above, to use (subject only to insider dealing legislation) any information or opportunity, howsoever acquired by it, to pursue its own interests exclusively, to refrain from disclosing such dealings, transactions or other matters or any information acquired in connection with them and to retain for its sole benefit all profits and benefits derived from the dealings transactions or other matters.

31	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

32	SHARING AMONG THE FINANCE PARTIES

32.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 33 (Payment Mechanics) (a "Recovered Amount") and applies that amount to a payment due to it under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)

the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 33 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 33.5 (Application of receipts; partial payments).

32.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it among the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 33.5 (Application of receipts; partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

32.3	Recovering Finance Party's rights

On a distribution by the Facility Agent under Clause 32.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

32.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

32.5	Exceptions

(a)

This Clause 32 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

33	PAYMENT MECHANICS

33.1	Payments to the Facility Agent

(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document to which it is a party in accordance with its terms, that Obligor or Lender shall make an amount equal to such payment available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Facility Agent, in each case, specifies.

33.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 33.3 (Distributions to an Obligor) and Clause 33.4 (Clawback and pre-funding) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency, as specified by that Party or, in the case of the Loan, to such account of such person as may be specified by the Borrower in the Utilisation Request.

33.3	Distributions to an Obligor

The Facility Agent may (with the consent of the Obligors or in accordance with Clause 34 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

33.4	Clawback and pre-funding

(a)

Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless paragraph (c) below applies, if the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

(c)

If the Facility Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Facility Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Facility Agent shall notify the Borrower of that Lender's identity and the Borrower shall on demand refund it to the Facility Agent; and

(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

33.5	Application of receipts; partial payments

(a)

If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents to which it is a party in accordance with their terms, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)

first, in or towards payment pro rata of any unpaid fees, costs and expenses of, and any other amounts owing to, the Facility Agent, the Security Agent, any Receiver or any Delegate under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest and fees due but unpaid to the Lenders under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid to the Lenders under this Agreement;

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary, or instruct the Security Agent to vary (as applicable) the order set out in sub-paragraphs (ii) to (iv) of paragraph (a) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

33.6	No set-off by Transaction Obligors

All payments to be made by an Obligor under the Finance Documents to which it is a party in accordance with their terms shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

33.7	Business Days

(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

33.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document to which it is a party.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

33.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

33.10	Currency Conversion

To the extent applicable and subject to Clause 30.31 (Currency conversion):

(a)

for the purpose of, or pending any payment to be made by any Servicing Party under any Finance Document, such Servicing Party may convert any moneys received or recovered by it from one currency to another, at a market rate of exchange; and

(b)	the obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

33.11	Disruption to Payment Systems etc.

If either the Facility Agent determines (in its reasonable discretion) that a Disruption Event has occurred, or the Facility Agent is notified by the Borrower that a Disruption Event has occurred:

(a)

the Facility Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

(b)

the Facility Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Facility Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties and any Obligor as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 43 (Amendments and Waivers);

(e)

the Facility Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 33.11 (Disruption to Payment Systems etc.); and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

34	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents to which it is a party in accordance with their terms (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

35	BAIL-IN

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each Party acknowledges and accepts that any liability of any party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

36	NOTICES

36.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail or letter.

36.2	Addresses

The postal address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents are:

(a)	in the case of the Borrower, that specified in Schedule 1 (The Parties);

(b)

in the case of each Lender or any other Obligor, that specified in Schedule 1 (The Parties) or, if it becomes a Party after the date of this Agreement, that notified in writing to the Facility Agent on or before the date on which it becomes a Party;

(c)	in the case of the Facility Agent, that specified in Schedule 1 (The Parties); and

(d)	in the case of the Security Agent, that specified in Schedule 1 (The Parties),

or any substitute postal address, email address or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days' notice.

36.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or,

(ii)	if by way of electronic mail, in accordance with Clause 36.5 (Electronic communication),

and, if a particular department or officer is specified as part of its address details provided under Clause 36.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to a Servicing Party will be effective only when actually received by that Servicing Party and then only if it is expressly marked for the attention of the department or officer of that Servicing Party specified in Schedule 1 (The Parties) (or any substitute department or officer as that Servicing Party shall specify for this purpose).

(c)	All notices from or to a Transaction Obligor or any Approved Manager shall be sent through the Facility Agent unless otherwise specified in any Finance Document.

(d)

Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Transaction Obligors or the Approved Manager (as applicable).

(e)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

36.4	Notification of address

Promptly upon receipt of notification of a postal address and email address or change of postal address or email address pursuant to Clause 36.2 (Addresses) or changing its own postal address or email address, the Facility Agent shall notify the other Parties.

36.5	Electronic communication

(a)

Any communication to be made or document to be delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

(b)

Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)

Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Facility Agent or the Security Agent only if it is addressed in such a manner as the Facility Agent or the Security Agent shall specify for this purpose.

(d)

Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)

Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 36.5 (Electronic communication).

36.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Facility Agent, accompanied by a certified English translation prepared by a translator approved by the Facility Agent and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

37	CALCULATIONS AND CERTIFICATES

37.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate subject to absence of a manifest error.

37.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

37.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days (except that interest computed by reference to paragraph (b) of the definition "Base Rate" shall be computed on the basis of a year of 365 days (or 366 days in a leap year)) or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

38	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

39	SETTLEMENT OR DISCHARGE CONDITIONAL

Any settlement or discharge under any Finance Document between any Finance Party and any Transaction Obligor or any Approved Manager (as the case may be) shall be conditional upon no security or payment to any Finance Party by any Transaction Obligor or Approved Manager (as the case may be) or any other person being set aside, adjusted or ordered to be repaid, whether under any insolvency law or otherwise.

40	REMEDIES AND WAIVERS

(a)

No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of a Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

(b)

No variation or amendment of a Finance Document shall be valid unless in writing and signed by or on behalf of all the relevant Finance Parties in accordance with the provisions of Clause 43 (Amendments and Waivers).

41	ENTIRE AGREEMENT

(a)

This Agreement, in conjunction with the other Finance Documents, constitutes the entire agreement between the Parties and supersedes all previous agreements, understandings and arrangements between them, whether in writing or oral, in respect of its subject matter.

(b)

Each Obligor acknowledges that it has not entered into this Agreement or any other Finance Document in reliance on, and shall have no remedies in respect of, any representation or warranty that is not expressly set out in this Agreement or in any other Finance Document.

42	IRREVOCABLE PAYMENT

If the Facility Agent reasonably considers that an amount paid or discharged by, or on behalf of, an Obligor or by any other person in purported payment or discharge of an obligation of that Obligor to a Secured Party under the Finance Documents is capable of being avoided or otherwise set aside on the liquidation or administration of that Obligor or otherwise, then that amount shall not be considered to have been unconditionally and irrevocably paid or discharged for the purposes of the Finance Documents.

43	AMENDMENTS AND WAIVERS

43.1	Required consents

(a)

Subject to Clause 43.2 (All Lender matters) and Clause 43.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and, in the case of an amendment, the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 43 (Amendments and Waivers).

(c)

Without prejudice to the generality of Clause 29.7 (Rights and discretions), the Facility Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)	Paragraph (c) of Clause 27.9 (Pro rata interest settlement) shall apply to this Clause 43 (Amendments and Waivers).

43.2	All Lender matters

Subject	to Clause 43.4 (Benchmark Replacement setting), an amendment of or waiver or consent in relation to any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(b)	a postponement to or extension of the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)

an increase in any Commitment or the Total Commitments, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments rateably under the Facility;

(f)	a change to any Transaction Obligor or any Approved Manager other than in accordance with Clause 28 (Changes to the Transaction Obligors);

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	this Clause 43 (Amendments and Waivers);

(i)

any change to the preamble (Background), Clause 2 (The Facility), Clause 3 (Purpose), Clause 5 (Utilisation), Clause 6.2 (Effect of cancellation and prepayment on scheduled repayments), Clause 7.4 (Mandatory prepayment on sale or Total Loss), Clause 8 (Interest), Clause 23.10 (Compliance with laws etc.), Clause 23.12 (Sanctions and Ship trading), Clause 25 (Accounts and Application of Earnings), Clause 27 (Changes to the Lenders), Clause 32 (Sharing among the Finance Parties), Clause 46 (Governing Law) or Clause 47 (Enforcement);

(j)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity) or any other guarantee and indemnity forming part of the Finance Documents;

(ii)	the Security Assets; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed,

(except in the case of sub-paragraphs (ii) and (iii) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);

(k)

the release or any material variation of the guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity) or of any Transaction Security or any guarantee, indemnity or subordination arrangement set out in a Finance Document unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made, or given, without the prior consent of all the Lenders.

43.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of a Servicing Party (each in their capacity as such) may not be effected without the consent of that Servicing Party, as the case may be.

43.4	Benchmark Replacement setting

(a)

Benchmark Replacement: Notwithstanding anything to the contrary herein or in any other Finance Document, upon the occurrence of a Benchmark Transition Event, the Facility Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Borrower so long as the Facility Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this paragraph will occur prior to the applicable Benchmark Transition Start Date.

(b)

Conforming Changes: In connection with the use or administration of Term SOFR, or the use, administration, adoption or implementation of a Benchmark Replacement, the Facility Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Finance Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Finance Document.

(c)

Notices: Standards for Decisions and Determinations: The Facility Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes. The Facility Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (d) below. Any determination, decision or election that may be made by the Facility Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Clause 43.4 (Benchmark Replacement setting), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Finance Document, except, in each case, as expressly required pursuant to this Clause 43.4 (Benchmark Replacement setting).

(d)

Unavailability of Tenor of Benchmark: Notwithstanding anything to the contrary herein or in any other Finance Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Facility Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Facility Agent may modify the definition of "Interest Period" (or any similar or analogous definition or related provisions) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Facility Agent may modify the definition of "Interest Period" (or any similar or analogous definition or related provisions) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)

Benchmark Unavailability Period: Upon the Borrowers' receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a borrowing of the Loan to be made during any Benchmark Unavailability Period.

(f)	The following terms shall have the following meanings:

"Available Tenor" means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (i) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (ii) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of "Interest Period" or related provisions pursuant to paragraph (d) of this Clause 43.4 (Benchmark Replacement setting).

"Benchmark" means, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to paragraph (a) of this Clause 43.4 (Benchmark Replacement setting).

"Benchmark Replacement" means with respect to any Benchmark Transition Event, the sum of:

(a)

the alternate benchmark rate that has been selected by the Facility Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities; and

(b)	the related Benchmark Replacement Adjustment;

provided that, if such Benchmark Replacement as so determined would be less than zero, such Benchmark Replacement will be deemed to be zero for the purposes of this Agreement and the other Finance Documents.

"Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Facility Agent and the Borrower giving due consideration to:

(a)

any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body; or

(b)

any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

"Benchmark Replacement Date" means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)

in the case of paragraph (a) or paragraph (b) of the definition of "Benchmark Transition Event", the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)

in the case of paragraph (c) of the definition of "Benchmark Transition Event", the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such paragraph (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the "Benchmark Replacement Date" will be deemed to have occurred in the case of paragraph (a) or paragraph (b) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a "Benchmark Transition Event" will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Transition Start Date" means, in the case of a Benchmark Transition Event, the earlier of:

(a)	the applicable Benchmark Replacement Date; and

(b)

if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

"Benchmark Unavailability Period" means, the period (if any):

(a)

beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Finance Document in accordance with this Clause 43.4 (Benchmark Replacement setting); and

(b)

ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Finance Document in accordance with this Clause 43.4 (Benchmark Replacement setting).

"Conforming Changes" means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "Base Rate", "Business Day", "U.S. Government Securities Business Day," or "Interest Period" or any similar or analogous definition (or the addition of a concept of "interest period"), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Facility Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Facility Agent in a manner substantially consistent with market practice (or, if the Facility Agent decides that adoption of any portion of such market practice is not administratively feasible or determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Facility Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Finance Documents).

"Relevant Governmental Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

43.5	Obligor Intent

Without prejudice to the generality of Clauses 1.2 (Construction), the Borrower expressly confirms that it intends that any guarantee contained in this Agreement or any other Finance Document and any Security created by any Finance Document shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of any of the following (including, without limitation): business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

44	CONFIDENTIAL INFORMATION

44.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 44.2 (Disclosure of Confidential Information) and Clause 44.3 (Disclosure to numbering service providers) or as the case may be required by the U.S. Securities as Exchange Commissions in relation to the Guarantor, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

44.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, insurers, insurance advisors, insurance brokers, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent or Security Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Transaction Obligors or any Approved Manager and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 29.14 (Relationship with the other Finance Parties));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (i) or (ii) of paragraph (b) above;

(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 27.8 (Security over Lenders' rights);

(viii)	who is a Party, a member of the Group or any related entity of an Obligor;

(ix)	as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document; or

(x)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(a)

in relation to sub-paragraphs (i), (ii) and (iii) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(b)

in relation to sub-paragraph (iv) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(c)

in relation to sub-paragraphs (v) and (vi) of paragraph (b) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)

to any person appointed by that Finance Party or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered in to a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Transaction Obligors and/or any Approved Manager.

44.3	Disclosure to numbering service providers

(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Transaction Obligors and/or any Approved Manager the following information:

(i)	names of Transaction Obligors or Approved Managers;

(ii)	country of domicile of Transaction Obligors or Approved Managers;

(iii)	place of incorporation of Transaction Obligors or Approved Managers;

(iv)	date of this Agreement;

(v)	Clause 46 (Governing Law);

(vi)	the names of the Facility Agent;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amount of Total Commitments;

(ix)	currency of the Facility;

(x)	type of Facility;

(xi)	ranking of Facility;

(xii)	Termination Date for Facility;

(xiii)	changes to any of the information previously supplied pursuant to sub-paragraphs (i) to (xii) above; and

(xiv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Transaction Obligors or Approved Managers by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)

Each Obligor represents, on behalf of itself and the other Transaction Obligors and Approved Managers, that none of the information set out in sub-paragraphs (i) to (xiv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

44.4	Entire agreement

This Clause 44 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

44.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

44.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (v) of paragraph (b) of Clause 44.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 44 (Confidential Information).

44.7	Continuing obligations

The obligations in this Clause 44 (Confidential Information) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

45	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

46	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

47	ENFORCEMENT

47.1	Jurisdiction

(a)

Unless specifically provided in another Finance Document in relation to that Finance Document, the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with any Finance Document (including a dispute regarding the existence, validity or termination of any Finance Document or any non-contractual obligation arising out of or in connection with any Finance Document) (a "Dispute").

(b)	The Obligors accept that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Obligor will argue to the contrary.

(c)

To the extent allowed by law, this Clause 47.1 (Jurisdiction) is for the benefit of the Secured Parties only. As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

47.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)

irrevocably appoints Shoreside Agents Ltd of 11, the Timber Yard, Drysdale Street, London N1 6ND, England, as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

48	PATRIOT ACT NOTICE

Each of the Secured Parties notifies the Borrower that pursuant to the requirements of the PATRIOT Act and the policies and practices of the Secured Parties, each of the Secured Parties is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Facility Agent and each of the Lenders to identify the Borrower in accordance with the PATRIOT Act.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE

THE PARTIES

Part 1

The Obligors

Name of Borrower	Place of Incorporation	Registration number (or equivalent, if any)	Address for Communication
LEONIDAS SHIPPING LTD.	Marshall Islands	112879	c/o Eurobulk Ltd. 4 Messogiou & Evropis Street, Maroussi, 151 -24, Greece e-mail: njp@euroltd.gr sih@eurobulk.gr
EUROSEAS LTD.	Marshall Islands	14606	c/o Eurobulk Ltd. 4 Messogiou & Evropis Street, Maroussi, 151 -24, Greece e-mail: njp@euroltd.gr sih@eurobulk.gr
EUROBULK LTD.	Liberia	112879	c/o Eurobulk Ltd. 4 Messogiou & Evropis Street, Maroussi, 151 -24, Greece e-mail: njp@euroltd.gr sih@eurobulk.gr

Part 2

The Original Lenders

Name of Original Lender	Commitment	Address for Communication
FIRST-CITIZENS BANK & TRUST COMPANY	$22,000,000	11 West 42nd Street New York New York 10036 USA Email: Christos.Giannopoulos@firstcitizens.com Attention: FCB Maritime Finance

Part 3

The Servicing Parties

Name of Facility Agent	Address for Communication
FIRST-CITIZENS BANK & TRUST COMPANY	11 West 42nd Street New York New York 10036 USA Email: Christos.Giannopoulos@firstcitizens.com Attention: FCB Maritime Finance

Name of Security Agent	Address for Communication
FIRST-CITIZENS BANK & TRUST COMPANY	11 West 42nd Street New York New York 10036 USA Email: Christos.Giannopoulos@firstcitizens.com Attention: FCB Maritime Finance

SCHEDULE

CONDITIONS PRECEDENT

Part 1

Conditions Precedent to Utilisation Request

1	Obligors

1.1	A copy of the constitutional documents of each Transaction Obligor and the Approved Manager.

1.2	A copy of a resolution of the board of directors of each Transaction Obligor and the Approved Manager:

(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request and each Selection Notice) to be signed and/or despatched by it under, or in connection with, the Finance Documents to which it is a party.

1.3	An original of the power of attorney of any Transaction Obligor and the Approved Manager authorising a specified person or persons to execute the Finance Documents to which it is a party.

1.4	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.

1.5

A copy of a resolution signed by the board of directors of the Shareholder as the holder of the issued shares in the Borrower, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Borrower is a party.

1.6

A certificate of each Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on that Obligor to be exceeded.

1.7

A certificate of each Transaction Obligor and the Approved Manager that is incorporated outside the UK (signed by a director) certifying either that (i) it has not delivered particulars of any UK Establishment to the Registrar of Companies as required under the Overseas Regulations or (ii) it has a UK Establishment and specifying the name and registered number under which it is registered with the Registrar of Companies.

1.8

A certificate of an authorised signatory of the relevant Transaction Obligor and the Approved Manager certifying that each copy document relating to it specified in this Part A of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2	Shipbuilding Contract

2.1	Copies of the Shipbuilding Contract and of all documents signed or issued by the Borrower or the Builder (or both of them) under or in connection with it.

2.2

Such documentary evidence as the Facility Agent and its legal advisers may require in relation to the due authorisation and execution by the Borrower and the Builder of the Shipbuilding Contract and of all documents to be executed by the Borrower and the Builder.

3	Finance Documents

3.1	A duly executed original of any Finance Document not otherwise referred to in this Schedule 2 (Conditions Precedent).

3.2	A duly executed original of any other document required to be delivered by each Finance Document if not otherwise referred to this Schedule 2 (Conditions Precedent).

4	Security

4.1	A duly executed original of each Account Security and of the Shares Security (and of each document to be delivered under each of them).

5	Legal opinions

5.1

A legal opinion of Watson, Farley & Williams, Greece, legal advisers to the Facility Agent and the Security Agent in England, substantially in the form distributed to the Original Lenders before signing this Agreement.

5.2

If a Transaction Obligor or an Approved Manager is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Facility Agent and the Security Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders before signing this Agreement.

6	Other documents and evidence

6.1	Evidence that any process agent referred to in Clause 47.2 (Service of process), if not an Obligor, has accepted its appointment.

6.2

A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document.

6.3	The Original Financial Statements of the Guarantor.

6.4	The original of any mandates or other documents required in connection with the opening or operation of the Accounts.

6.5	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the Utilisation Date.

6.6

Such evidence as the Facility Agent may require for the Finance Parties to be able to satisfy each of their "know your customer" or similar identification procedures in relation to the transactions contemplated by the Finance Documents.

Part 2

Conditions Precedent to Utilisation

1	Borrower

A certificate of an authorised signatory of the Borrower certifying that each copy document which it is required to provide under this Part B of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at the Utilisation Date.

2	Ship and other security

2.1

A duly executed original of the Mortgage, the General Assignment and any Charterparty Assignment and of each document to be delivered under or pursuant to each of them together with documentary evidence that the Mortgage has been duly recorded or will be duly recorded simultaneously or shortly after delivery of the Ship from the Builder as a valid first preferred ship mortgage in accordance with the laws of the jurisdiction of the Approved Flag.

2.2	Documentary evidence that the Ship:

(a)

has been unconditionally delivered or will be delivered by the Builder to, and accepted by, the Borrower under the Shipbuilding Contract (including, without limitation, evidence of completion of all relevant trials) and that the full contract price payable and all other sums due to the Builder under the Shipbuilding Contract, other than the sums to be financed pursuant to the Utilisation of the Loans, have been paid to the Builder;

(b)	is definitively and provisionally registered in the name of the Borrower under the Approved Flag;

(c)	is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents;

(d)	maintains the Approved Classification with the Approved Classification Society free of overdue recommendations and conditions of the Approved Classification Society affecting class; and

(e)	is insured in accordance with the provisions of this Agreement and all requirements in this Agreement in respect of insurances have been complied with.

2.3

Documents establishing that the Ship will, as from the Utilisation Date, be managed commercially and technically (as the case may be) by an Approved Manager on terms acceptable to the Facility Agent acting with the authorisation of all of the Lenders, together with:

(a)	a Manager's Undertaking by each Approved Manager; and

(b)

copies of the Inventory of Hazardous Materials, the relevant Approved Manager's Document of Compliance and of the Ship's Safety Management Certificate (together with any other details of the applicable Safety Management System which the Facility Agent requires) and of any other documents required under the ISM Code and the ISPS Code in relation to the Ship including without limitation an ISSC.

2.4	An opinion from an independent insurance consultant acceptable to the Facility Agent on such matters relating to the Insurances as the Facility Agent may require.

2.5

A valuation of the Ship, obtained by the Facility Agent at the cost of the Borrower and addressed to the Facility Agent on behalf of the Finance Parties, stated to be for the purposes of this Agreement and dated not earlier than 10 Business Days before the Utilisation Date from an Approved Valuer.

3	Legal opinions

Legal opinions of the legal advisers to the Facility Agent and the Security Agent in the jurisdiction of the Approved Flag of the Ship, Marshall Islands and New York and such other relevant jurisdictions as the Facility Agent may require.

4	Other documents and evidence

4.1	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the Utilisation Date.

4.2	Evidence satisfactory to the Facility Agent that the Minimum Cash Reserve is standing to the credit of the Cash Reserve Account on the Utilisation Date.

4.3

A copy of any other Authorisation or other document, opinion or assurance which the Lenders consider to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document referred to in Paragraph 2 (Ship and other security) above or for the validity and enforceability of any such Transaction Document.

Part 3

Conditions Subsequent to Utilisation

Evidence satisfactory to the Facility Agent that the Ship has completed survey status report and copies of the Class Survey Status Report within 5 Business Days of the Delivery Date.

SCHEDULE

REQUESTS

Part 4

Utilisation Request

From: [Borrower]
To: [Facility Agent]

Dated: [●]

[Borrower] – [●] Facility Agreement dated [●] (the "Agreement")
1

We refer to the Agreement. This is the Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

Amount:	[●] or, if less, the Available Facility

Interest Period for the Loan:	[●]

3	[You are authorised and requested to deduct from the Loan prior to funds being remitted the following amounts set out against the following items:

Deductible Items	$

Arrangement Fee

Net proceeds of the Loan	_____________]

4

We confirm that each condition specified in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.

5	The [net] proceeds of the Loan should be credited to [account].

6	This Utilisation Request is irrevocable.

Yours faithfully

____________________

Name:

Title:

authorised signatory for

[Borrower]

Part 5

Selection Notice

From:    [●]

To:         FIRST-CITIZENS BANK & TRUST COMPANY

Dated: [●] 2024

[●]- $22,000,000 Facility Agreement dated [●] 2024 (the "Agreement")

1	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2

We request [that the next Interest Period for the Loan be [●]] OR [an Interest Period for a part of the Loan in an amount equal to [●] (which is the amount of the Repayment Instalment next due) ending on [●] (which is the Repayment Date relating to that Repayment Instalment) and that the Interest Period for the remaining part of the Loan shall be [●]].

3	This Selection Notice is irrevocable.

Yours faithfully

____________________

Name:

Title:

authorised signatory for

[Borrower]

SCHEDULE

FORM OF TRANSFER CERTIFICATE

To:         FIRST-CITIZENS BANK & TRUST COMPANY as Facility Agent

From:     [The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated: [●]

[●] – $22,000,000 Facility Agreement dated [●] 2024 (the "Agreement")

1

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to Clause 27.5 (Procedure for transfer) of the Agreement:

(a)

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all of the Existing Lender's rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment and participation in the Loan under the Agreement as specified in the Schedule in accordance with Clause 27.5 (Procedure for transfer) of the Agreement.

(b)	The proposed Transfer Date is [●].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 36.2 (Addresses) of the Agreement are set out in the Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 27.4 (Limitation of responsibility of Existing Lenders) of the Agreement.

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

6	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note: The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details
for notices and account details for payments.]

[Existing Lender]                                                                        [New Lender]

By: [●]                                                                                                          By: [●]

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [●].

FIRST-CITIZENS BANK & TRUST COMPANY

By: [●]

SCHEDULE

FORM OF ASSIGNMENT AGREEMENT

To:          FIRST-CITIZENS BANK & TRUST COMPANY as Facility Agent and [●] as Borrower, for and on behalf of each Transaction Obligor and the Approved Manager

From:         [the Existing Lender] (the "Existing Lender") and [the New Lender] (the "New Lender")

Dated: [●]

[●] - $22,000,000 Facility Agreement dated [●] 2024 (the "Agreement")

1

We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2	We refer to Clause 27.6 (Procedure for assignment) of the Agreement:

(a)

The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender's Commitment and participations in the Loan under the Agreement as specified in the Schedule.

(b)

The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitments and participations in the Loan under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

(d)

All rights and interests (present, future or contingent) which the Existing Lender has under or by virtue of the Finance Documents are assigned to the New Lender absolutely, free of any defects in the Existing Lender's title and of any rights or equities which the Borrower or any other Transaction Obligor or Approved Manager had against the Existing Lender.

3	The proposed Transfer Date is [●].

4	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5	The Facility Office and address, fax, number and attention details for notices of the New Lender for the purposes of Clause 36.2 (Addresses) of the Agreement are set out in the Schedule.

6	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 27.4 (Limitation of responsibility of Existing Lenders) of the Agreement.

7

This Assignment Agreement acts as notice to the Facility Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 27.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower) of the Agreement, to the Borrower (on behalf of each Transaction Obligor and the Approved Manager) of the assignment referred to in this Assignment Agreement.

8	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

9	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

10	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]                                                   [New Lender]

By: [●]                                                                    By: [●]

This Assignment Agreement is accepted by the Facility Agent and the Transfer Date is confirmed as [●].

Signature of this Assignment Agreement by the Facility Agent constitutes confirmation by the Facility Agent of receipt of notice of the assignment referred to herein, which notice the Facility Agent receives on behalf of each Finance Party.

FIRST-CITIZENS BANK & TRUST COMPANY

By:

SCHEDULE

FORM OF COMPLIANCE CERTIFICATE

To:             FIRST-CITIZENS BANK & TRUST COMPANY as Facility Agent

From:         [●]

Dated: [●]

[●] – $22,000,000 Facility Agreement dated [●] 2024 (the "Agreement")

1

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We confirm that:

(a)	The credit balance of the Cash Reserve Account is $[●].

(b)	The Market Value Adjusted Total Assets [●] minus Total Liabilities [●] = [●] (Net Worth).

(c)	Leverage Ratio:

(i)	Total Liabilities [●]; to

(ii)	Market Value Adjusted Total Assets [●].

= [●].

3	[We confirm that no Default is continuing.]

Signed:
________________________	________________________
Director	Director
of	of
[●]	[●]

________________________

for and on behalf of

[name of Auditors of the Guarantor]

SCHEDULE

TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of the Utilisation Request)) or a Selection Notice (Clause 9.1 (Selection of Interest Periods))	Five Business Days before the intended Utilisation Date (Clause 5.1 (Delivery of the Utilisation Request)) or the expiry of the preceding Interest Period (Clause 9.1 (Selection of Interest Periods))
Facility Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' participation)	Three Business Days before the intended Utilisation Date.

EXECUTION PAGES

BORROWER

SIGNED by	)
as attorney-in-fact	)	/s/ Stefania Karmiri
for and on behalf of	)
LEONIDAS SHIPPING LTD	)
in the presence of:	)

Witness' signature:	)
Witness' name:	)
Witness' address:	)

GUARANTOR

SIGNED by	)
as attorney-in-fact	)	/s/ Stefania Karmiri
for and on behalf of	)
EUROSEAS LTD	)
in the presence of:	)

Witness' signature:	)
Witness' name:	)
Witness' address:	)

ORIGINAL LENDERS

SIGNED by	)
duly authorised attorney-in-fact	)	/s/ Stavroula Giannopoulou
for and on behalf of	)
FIRST-CITIZENS BANK & TRUST COMPANY	)
in the presence of:	)

Witness' signature:	)	/s/ Ifigeneia-Dafni Soldatou
Witness' name:	)
Witness' address:	)

FACILITY AGENT

SIGNED by	)	/s/ Stavroula Giannopoulou
duly authorised attorney-in-fact	)
for and on behalf of	)
FIRST-CITIZENS BANK & TRUST COMPANY	)
in the presence of:	)

Witness' signature:	)	/s/ Ifigeneia-Dafni Soldatou
Witness' name:	)
Witness' address:	)

SECURITY AGENT

SIGNED by	)	/s/ Stavroula Giannopoulou
duly authorised attorney-in-fact	)
for and on behalf of	)
FIRST-CITIZENS BANK & TRUST COMPANY	)
in the presence of:	)

Witness' signature:	)	/s/ Ifigeneia-Dafni Soldatou
Witness' name:	)
Witness' address:	)